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TABLE OF CONTENTS
TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-138744

Title of each class of securities to be registered	Amount to be registered	Offering price per unit	Aggregate offering price	Amount of registration fee

Common units representing limited partner interests	5,750,000	$31.15	179,112,500	$7,040(1)

(1)
The filing fee, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered from Registration Statement File No. 333-138744 by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT
 (To Prospectus dated November 16, 2006)

5,000,000 Common Units
Representing Limited Partner Interests

We are selling 5,000,000 common units representing limited partner interests in MarkWest Energy Partners, L.P. Our common units are listed on the New York Stock Exchange under the symbol "MWE." The last reported sales price of our common units on the New York Stock Exchange on April 8, 2008 was $31.15 per common unit.

Shortly following the closing of this offering, subject to market conditions, we expect to issue approximately $250 million in principal amount of senior notes due 2018 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to persons outside the United States under Regulation S. The completion of this offering is not conditioned upon the completion of the private placement of senior notes or vice versa.

Investing in our common units involves risks. Please read "Risk Factors"
beginning on page S-17 of this prospectus supplement.

	Per Common Unit	Total
Public offering price	$31.15	$155,750,000
Underwriting discount	$1.246	$6,230,000
Proceeds to MarkWest Energy Partners, L.P. (before expenses)	$29.904	$149,520,000

We have granted the underwriters a 30-day option to purchase up to an additional 750,000 common units from us on the same terms and conditions as set forth above if the underwriters sell more than 5,000,000 common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about April 14, 2008.

Joint Book-Running Managers
LEHMAN BROTHERS	MORGAN STANLEY

RBC CAPITAL MARKETS	WACHOVIA SECURITIES

DEUTSCHE BANK SECURITIES	JPMORGAN

April 8, 2008

MARKWEST

- **Michigan**
  - 250-mile interstate crude pipeline
  - 90-mile gas gathering pipeline
  - 35 MMcf/d gas processing plant

- **East Texas**
  - 440 MMcf/d gathering capacity
  - 200 MMcf/d processing plant
- **Western Oklahoma**
  - 145 MMcf/d gathering capacity
  - 100 MMcf/d processing plant
- **Southeast Oklahoma**
  - 300 MMcf/d gathering capacity
  - Centrahoma processing JV
- **Other Southwest**
  - 12 gas gathering systems
  - 3 lateral gas pipelines
- **Javelina**
  - Gas processing, fractionation, and transportation facilities
- **Appalachia**
  - Four processing plants with combined 295 MMcf/d processing capacity
  - 600K Gal/d NGL fractionation facility
  - 11 million gallon NGL storage facility
  - 80-mile NGL pipeline
- **Starfish (50% equity ownership)**
  - West Cameron dehydration facility
  - 1.2 Bcf interstate pipeline

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of common units. Generally, when we refer only to the "prospectus," we are referring to both parts combined. If the information about the common unit offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

        Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read "Where You Can Find More Information" on page S-61 of this prospectus supplement.

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus relating to this offering of common units. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the common units, and seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

S-i

S-ii

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference for a more complete understanding of this offering of common units. Please read "Risk Factors" beginning on page S-17 of this prospectus supplement, on page 1 of the accompanying base prospectus and in our annual report on Form 10-K for the year ended December 31, 2007 for information regarding risks you should consider before investing in our common units. Unless the context otherwise indicates, the information included in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional common units. We include a glossary of some of the terms used in this prospectus supplement as Appendix A.

        For purposes of this prospectus supplement and the accompanying base prospectus, unless the context clearly indicates otherwise, "we," "us," "our" and the "Partnership" refer to MarkWest Energy Partners, L.P. and its consolidated subsidiaries; and "MarkWest Hydrocarbon" refers to MarkWest Hydrocarbon, Inc. and its direct and indirect consolidated subsidiaries. Unless otherwise noted or the context otherwise requires, the description of our capitalization, distributions and other per-unit information contained herein give effect to our 2-for-1 unit split effective as of February 28, 2007, and the descriptions of our business and our organizational structure give effect to our recent acquisition of MarkWest Hydrocarbon and other related transactions described below under "—Recent Developments—MarkWest Hydrocarbon Transaction."

MarkWest Energy Partners, L.P.

        We are a growth-oriented master limited partnership engaged in the gathering, transportation and processing of natural gas; the transportation, fractionation, marketing and storage of natural gas liquids, or NGLs; and the gathering and transportation of crude oil. We have extensive natural gas gathering, processing and transmission operations in the southwestern and Gulf Coast regions of the United States and are the largest natural gas processor in the Appalachian region. Our primary strategy is to expand our asset base through organic growth projects and selective acquisitions that are accretive to our cash available for distribution. In 2007, we spent approximately $309 million on internal development and expansion opportunities. In 2008, we have completed one third-party acquisition and the MarkWest Hydrocarbon Transaction described below. For 2008, we estimate we will spend $350 million to $400 million to fund identified organic growth and expansion projects that have been approved by our board of directors.

        On February 21, 2008, we consummated a series of transactions with MarkWest Hydrocarbon and other affiliates, including our general partner, pursuant to which MarkWest Hydrocarbon and our general partner became our subsidiaries. As part of these transactions, the incentive distribution rights and the 2% economic interest in us previously owned by our general partner and the common units owned by MarkWest Hydrocarbon were exchanged for our Class A units, thereby eliminating the incentive distribution rights. We refer to this series of transactions as the "MarkWest Hydrocarbon Transaction." The MarkWest Hydrocarbon Transaction resulted in immediate accretion to our cash available for distribution to our common unitholders. We believe the elimination of the incentive distribution rights positions us to compete more effectively for acquisitions and to generate greater cash flow for our common unitholders from future organic growth projects. For more details about the MarkWest Hydrocarbon Transaction, please read "—Recent Developments—MarkWest Hydrocarbon Transaction."

Competitive Strengths

        We believe our competitive strengths include:

  •
  High-quality, diverse portfolio of midstream assets serving prolific natural gas basins.    Our past acquisitions and organic growth projects have allowed us to establish a leading presence in multiple long-lived natural gas supply basins in the southwestern and Appalachian regions. In addition, our Gulf Coast assets provide high quality service to six strategically located Gulf Coast refineries that we believe will continue to play a key role in meeting U.S. demand for refined petroleum products in the long term. We believe our significant presence and asset base provide us with a competitive advantage in capturing and contracting for new supplies of natural gas.

  •
  Successful track record of accretive acquisitions and organic expansions.    Since our initial public offering in May 2002, we have completed ten acquisitions (excluding the MarkWest Hydrocarbon Transaction) for an aggregate purchase price of approximately $822 million, net of working capital. As our asset base has grown, so have our internal development opportunities. For example, our growth capital expenditure budget in 2007 increased to approximately $309 million from $29 million in 2004, and we expect our organic growth capital expenditures for 2008 to be between $350 million and $400 million. Our growth capital expenditures primarily have been in response to service requests by our producer customers. Our current organic growth and expansion projects are located in five of our six operating areas.

  •
  Stable cash flows.    We believe that the following factors contribute to the stability of our cash flows:

  •
  Active commodity price risk management program.    As our exposure to changes in natural gas, NGL and crude oil prices grows with our expanding operations, we believe that actively managing our commodity price risks helps to mitigate volatility in our cash flows. Under our commodity price risk management program, we enter into derivative transactions to help offset the impact of changes in commodity prices on our results of operations. On a consolidated basis, we have entered into derivative transactions covering approximately 75% of the volumes for which we have commodity price exposure in 2008 and between 50% and 60% of currently forecasted volumes from 2009 through the fourth quarter of 2011.

  •
  Long-term contracts.    We believe that our long-term contracts, which we define as contracts with remaining terms of four years or more, enhance the stability of our cash flow profile. We have strong relationships with our customer base, and we believe the majority of our volumes are tied to long-term contracts with remaining terms ranging from four years to 23 years.

  •
  Fee-based contracts.    In 2007, giving effect to the MarkWest Hydrocarbon Transaction, we generated approximately 21% of our net operating margin from fee-based services. The revenues we earn from our fee-based arrangements are directly related to the volumes of natural gas, NGLs or crude oil that we transport through or store in our systems and facilities. In addition, a portion of our fee-based revenues are generated by our four lateral pipelines in the Southwest, which typically charge fixed transportation fees regardless of the volumes transported.

  •
  Advantaged cost of equity capital.    Unlike most master limited partnerships, we are not burdened by incentive distribution rights that would entitle our general partner to an increasing percentage of the cash we distribute quarterly as the amount of those distributions increases. We believe the elimination of the incentive distribution rights positions us to compete more effectively for acquisitions and generate greater cash flow for our common unitholders from future organic growth projects. As our cash flows increase as a result of either organic growth or acquisitions, the incremental cash available for distribution to our common unitholders will be greater than if our general partner continued to have incentive distribution rights.

  •
  Financial strength and flexibility.    Our goal is to maintain a capital structure with approximately equal amounts of debt and equity on a long-term basis. We also have access to a $350 million revolving credit facility, approximately $300 million of which will be available for borrowing after the application of the net proceeds from this offering. This borrowing capacity provides us with the flexibility to fund organic capital projects and potential acquisitions as they arise.

  •
  Experienced management team with significant ownership interest.    Our executive management team has substantial experience in the energy industry and a history of successfully integrating acquisitions and completing organic growth initiatives. Our operational and technical expertise has enabled us to upgrade our existing facilities, as well as to design and build new facilities. After giving effect to this offering, our directors and officers will own in excess of 14% of our outstanding limited partner interests. We believe their ownership interest aligns their objectives with those of our public unitholders.

Business Strategies

        Our primary business strategy is to grow our business and increase the amount of cash available for distribution to our unitholders. We plan to accomplish this through the following:

  •
  Expand operations through organic growth projects.    We will continue to pursue organic growth opportunities in our primary areas of operation to capitalize on growing customer demand for our midstream services as demand growth in our areas of operation increases. During 2007, we invested approximately $309 million of growth capital to expand our gathering and processing operations. We currently estimate that we will spend between $350 million and $400 million in 2008 to fund identified growth opportunities, including continued development of our Woodford Shale infrastructure, an expansion of our gas processing and fractionation capacity in Appalachia and construction of a steam methane reformer, or SMR, facility at our Javelina plant.

  •
  Expand operations through strategic and accretive acquisitions.    We intend to continue pursuing strategic acquisitions of assets and businesses in our existing areas of operation that leverage our current asset base, personnel and customer relationships. We will also seek to selectively acquire assets in regions outside our current areas of operation. We believe the elimination of the incentive distribution rights positions us to compete more effectively for acquisitions.

  •
  Increase utilization of our facilities.    We seek to increase the utilization of our existing facilities by providing additional services to our current customers, as well as to establish relationships with new customers. Increased current drilling activity in our core areas of operation, particularly within certain fields in the Southwest, should lead to increasing natural gas and crude oil supplies and a corresponding increase in utilization of our transportation, gathering, processing and fractionation facilities. We also continue to develop additional capacity at several of our facilities, which enables us to increase throughput with minimal incremental costs.

  •
  Reduce the sensitivity of our cash flows to commodity price fluctuations.    In order to further minimize our exposure to changes in commodity prices, we intend to continue to secure long-term, fee-based contracts for our existing volumes, as well as those we secure by acquisition. We also intend to continue our active commodity price risk management program to provide added stability to our cash flows.

Our Operations

        We conduct our operations in three geographical regions: the Southwest, the Northeast and the Gulf Coast. In addition to our non-controlling interest in the Starfish joint venture, we have six distinct operating areas within those geographical regions that are described below. Based on the midpoint of our anticipated budget, we expect to spend approximately $195 million in Oklahoma, $60 million in Appalachia, $55 million at our Javelina processing facility in Corpus Christi, Texas and $55 million in East Texas on organic growth projects in 2008.

Southwest Business Unit

  •
  East Texas.    Our East Texas system consists of natural gas gathering pipelines, centralized compressor stations, a natural gas processing facility and an NGL pipeline. The East Texas system is located in Panola, Harrison and Rusk Counties and services the Carthage Field. Producing formations in Panola County consist of the Cotton Valley, Pettit and Travis Peak formations, which collectively form one of the largest natural gas producing regions in the United States. For natural gas that is processed in this segment, we purchase the NGLs from the producers primarily under percent-of-proceeds arrangements or transport volumes for a fee. As part of our 2008 organic growth budget, we began a $28 million expansion of our existing gathering system in East Texas to support volume growth from our producer customers in that area. This expansion is expected to be completed in late 2008. Concurrently, we are investing approximately $20 million to expand the processing capacity at our Carthage facility from 200 MMcf/d to 280 MMcf/d. This processing capacity is expected to become operational in the first quarter of 2009.

  •
  Oklahoma.    We own the Foss Lake natural gas gathering system and the Arapaho natural gas processing plant that are located in Roger Mills, Custer and Ellis Counties of western Oklahoma. The gathering portion consists of a pipeline system that is connected to natural gas wells and associated compression facilities. All of the gathered gas ultimately is compressed and delivered to the processing plant. We also own a natural gas gathering system in the Woodford Shale play in the Arkoma basin of southeastern Oklahoma, and we own the Grimes gathering system, which is located in Roger Mills and Beckham Counties in western Oklahoma. Approximately 80% of our volumes associated with these assets are derived from gathering contracts and approximately 20% are derived from purchase agreements. Approximately $195 million of our 2008 organic growth budget is dedicated to the Oklahoma region. Our expansion projects in this region include the continued development of the Woodford Shale gathering system, the construction of the Arkoma Connector Pipeline to accommodate the rapidly expanding Woodford Shale gas volumes and the development of a gathering system to support the Woodford Shale and Hartshorne coal bed methane initiatives. We are also constructing a new processing plant adjacent to our existing Foss Lake processing facilities to accommodate the significant increase in the volume of gas gathered and processed in the Foss Lake system and to support the continued exploration and development of the prolific Anadarko basin.

  •
  Other Southwest.    We own a number of natural gas gathering systems in Texas, Louisiana, Mississippi and New Mexico, including the Appleby gathering system in Nacogdoches County, Texas. We gather a significant portion of the gas produced from fields adjacent to our gathering systems. In many areas, we are the primary gatherer, and in some of the areas served by our smaller systems we are the sole gatherer. In addition, we own four lateral pipelines in Texas and New Mexico. We expect to spend approximately $10 million on organic growth projects in these areas of operation in 2008.

Northeast Business Unit

  •
  Appalachia.    We are the largest processor of natural gas in the Appalachian basin, with fully integrated processing, fractionation, storage and marketing operations. The Appalachian basin is a large natural gas producing region characterized by long-lived reserves and modest decline rates. Our Appalachian assets include the Kenova, Boldman, Cobb and Kermit natural gas processing plants, an NGL pipeline, the Siloam NGL fractionation plant and two caverns for storing propane. As part of our organic growth budget for 2008, we estimate we will spend approximately $60 million to significantly expand our gas processing and fractionation capacity in Appalachia. These expansions include replacing our existing Boldman and Cobb processing plants with cryogenic processing facilities and modifying the Kenova processing plant for greater propane recovery to increase production. To support the processing plant expansions, we will increase the capacity at our Siloam fractionation facility by 50 percent, or approximately 300,000 gallons per day. The Kenova upgrade is expected to be completed in early 2008, the Siloam facility expansion in the third quarter of 2008, and the Boldman and Cobb expansions in early 2009.

  •
  Michigan.    We own and operate a crude oil pipeline in Michigan, which we refer to as the Michigan Crude Pipeline. The Michigan Crude Pipeline is subject to regulation by the Federal Energy Regulatory Commission, or FERC. We also own a natural gas gathering system and the Fisk processing plant in Manistee County, Michigan.

Gulf Coast Business Unit

  •
  Javelina.    We own and operate the Javelina Processing Facility, which is a natural gas processing facility in Corpus Christi, Texas, that treats and processes off-gas from six local refineries. The facility processes approximately 125 to 130 MMcf/d of inlet gas out of its 142 MMcf/d capacity. We have begun construction of a $100 million SMR facility at our Javelina plant to meet the needs of our refinery customers for high-purity hydrogen, and expect to commence delivering high-purity hydrogen in early 2010. In 2008, we expect to spend approximately $50 million on the SMR project.

  •
  Starfish Joint Venture.    We own a 50% non-operating membership interest in Starfish, a joint venture with Enbridge Offshore Pipelines LLC that we account for using the equity method. The financial results of Starfish are included in earnings (losses) from unconsolidated affiliates and are not included in the results of our Gulf Coast Business Unit. Starfish owns the FERC-regulated Stingray natural gas pipeline, and the unregulated Triton natural gas gathering system and West Cameron dehydration facility. All of these assets are located in the Gulf of Mexico or southwestern Louisiana.

Recent Developments

MarkWest Hydrocarbon Transaction

        On February 21, 2008, the following transactions occurred, which we refer to collectively as the MarkWest Hydrocarbon Transaction:

  •
  MarkWest Hydrocarbon redeemed approximately 3.9 million shares of its common stock for cash consideration of approximately $240.5 million;

  •
  all remaining shares of MarkWest Hydrocarbon common stock were converted into approximately 15.5 million of our common units;

  •
  the incentive distribution rights and the 2% economic interest in us owned by MarkWest Energy GP, L.L.C., our general partner, and approximately 4.9 million of our common units owned by MarkWest Hydrocarbon were exchanged for Class A units in us; and

  •
  we acquired 100% of the Class B membership interests in our general partner that had been held by current and former management and certain directors of MarkWest Hydrocarbon and our general partner for approximately $21.0 million in cash and approximately 0.9 million of our common units.

        As a result of the MarkWest Hydrocarbon Transaction, MarkWest Hydrocarbon and our general partner are now our wholly owned subsidiaries collectively owning 22.6 million Class A units. Please see "—Partnership Structure and Management" below for a diagram of our structure prior to and following the completion of the MarkWest Hydrocarbon Transaction.

        We expect the MarkWest Hydrocarbon Transaction to:

  •
  provide us with an advantaged cost of equity capital as a result of the elimination of the incentive distribution rights, thereby enhancing our ability to compete for acquisitions and improving the returns to our unitholders from our expansion projects;

  •
  result in accretion to our cash available for distribution to our common unitholders; and

  •
  significantly reduce the costly duplication of services required to maintain two public companies.

        In addition, we will be able to distribute available cash from MarkWest Hydrocarbon after MarkWest Hydrocarbon pays taxes on its earnings, including the earnings from its and our general partner's ownership of 22.6 million Class A units. We expect the cash available for distribution to our common unitholders to increase both in total and on a per common unit basis.

Private Placement

        Shortly following the closing of this offering, subject to market conditions, we expect to issue approximately $250 million in principal amount of senior notes due 2018 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to persons outside the United States under Regulation S. The completion of this offering is not conditioned upon the completion of the private placement of senior notes or vice versa. Please see "Use of Proceeds" and "Capitalization."

New Credit Agreement

        On February 20, 2008, we entered into a new credit agreement consisting of a $350.0 million revolving credit facility and a $225.0 million term loan, each of which has a five-year term. In connection with the MarkWest Hydrocarbon Transaction, we borrowed the entire $225.0 million under the term loan. In addition, we borrowed $84.0 million under the revolving credit facility in connection with the refinancing of our prior credit facility. After applying the net proceeds of this offering, we will have no borrowings outstanding under our revolving credit facility. For a description of our credit agreement, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Agreement" included in our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference.

Distribution on Our Common Units

        On February 14, 2008, we paid a distribution for the fourth quarter of 2007 of $0.57 per common unit, or $2.28 per common unit on an annualized basis, to our unitholders of record as of February 7, 2008. This distribution represents a 3.6% increase over the $0.55 per common unit distribution paid for the third quarter 2007. Since our initial public offering in May 2002, we have increased our distribution by approximately 128% in the aggregate, which represents a compound annual growth rate of approximately 16%.

Amended and Restated Partnership Agreement

        In connection with the MarkWest Hydrocarbon Transaction, our general partner amended and restated our partnership agreement to, among other things, eliminate the incentive distribution rights and the 2% economic interest of our general partner in us, along with our general partner's right to call all of our remaining limited partner interests if our general partner owns more than 80% of these interests. In addition, under the amended and restated partnership agreement, our common unitholders (including those who purchase common units in this offering and hold them as of the record date) have the right to elect the members of the board of directors of our general partner annually by a plurality of the votes cast at a meeting of our unitholders.

Partnership Structure and Management

The diagram below depicts our organization and ownership structure prior to giving effect to either the MarkWest Hydrocarbon Transaction or this offering.	The diagram below depicts our organization and ownership structure after giving effect to both the MarkWest Hydrocarbon Transaction and this offering.

Management of MarkWest Energy Partners, L.P.

        Our general partner, which we indirectly own and control, has sole responsibility for conducting our business and for managing our operations. Beginning this year, our common unitholders (including those who purchase common units in this offering and hold them as of the record date) will have the right to elect the members of the board of directors of our general partner at our annual meeting of unitholders.

Principal Executive Offices and Internet Address

        Our principal executive offices are located at 1515 Arapahoe Street, Tower II, Suite 700, Denver, Colorado 80202. We maintain a website at http://www.markwest.com. The information on our website is not part of this prospectus, and you should rely only on information contained in this prospectus or incorporated herein by reference when making an investment decision.

The Offering

Common units offered by us	5,000,000 common units.
5,750,000 common units if the underwriters exercise in full their option to purchase an additional 750,000 common units.
Units outstanding before this offering	50,876,295 common units.
Units outstanding after this offering	55,876,295 common units, or 56,626,295 common units if the underwriters exercise in full their option to purchase an additional 750,000 common units.
Use of proceeds
We will receive net proceeds from this offering of approximately $149.5 million from the sale of 5,000,000 common units offered by this prospectus supplement, after underwriting discounts but before deducting estimated offering expenses. We intend to use the net proceeds from this offering to partially fund our 2008 organic growth capital budget. Pending that use, we intend to apply a portion of the net proceeds to pay down borrowings under our revolving credit facility, which had an outstanding balance of $83.0 million on March 31, 2008. Affiliates of Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Wachovia Capital Markets, LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are lenders under our revolving credit facility, and, accordingly, will receive a substantial portion of the proceeds from this offering pursuant to the repayment of borrowings under such facility. See "Use of Proceeds."
Cash distributions
We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this cash as "available cash," and we define its meaning in our partnership agreement.

On February 14, 2008, we paid a quarterly cash distribution of $0.57 per unit for the fourth quarter of 2007, or $2.28 per unit on an annualized basis. In general, we will pay any cash distributions we make each quarter to all our common and Class A unitholders, pro rata, and we will make distributions of Hydrocarbon Available Cash pro rata to our common unitholders.
For a description of our cash distribution policy and the definition of Hydrocarbon Available Cash, please read "Cash Distribution Policy."
Issuance of additional common units	We can issue an unlimited number of common units without the consent of unitholders. Please read "Partnership Agreement—Issuance of Additional Securities."

Voting rights
Our general partner manages and operates us. Beginning in 2008, our common unitholders (including those who purchase common units in this offering and hold them as of the record date) have the right to elect the members of the board of directors of our general partner annually by a plurality of the votes cast at a meeting of our unitholders.
Estimated ratio of taxable income to distributions
We estimate that a purchaser of common units in this offering who holds those common units from the date of closing of this offering through December 31, 2010 will be allocated an amount of federal taxable income for that period that will be less than 25% of the cash distributed with respect to that period. A substantial portion of the income that will be allocated to you is expected to be qualified dividend income, which for individuals is subject to a significantly lower maximum federal income tax rate than ordinary income. Qualified dividend income is currently taxed at a 15% rate as compared to a maximum rate of 35% on ordinary income. If you are an individual taxable at the maximum rate on ordinary income, then through December 31, 2010, the date following which the maximum rate on qualified dividend income is scheduled to increase to 35%, the estimated effect of the lower qualified dividend rate will be to produce an after-tax return to you that is the same as if the amount of federal taxable income allocated to you for that period were less than 15% of the cash distributed to you for that period.
Material tax consequences
For a discussion of other material federal income tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material Tax Consequences" in the accompanying base prospectus.
New York Stock Exchange symbol	"MWE."
Risk factors
You should read the risk factors beginning on page S-17 of this prospectus supplement, page 1 of the accompanying prospectus and found in the documents incorporated herein by reference, as well as the other cautionary statements throughout this prospectus supplement, to ensure you understand the risks associated with an investment in our common units.

Summary Historical and Unaudited Pro Forma Condensed Combined Financial and Operating Data

        The following table shows our summary historical financial and operating data as of and for the periods indicated and our summary unaudited pro forma condensed combined financial data for the year ended December 31, 2007. We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, (i) our historical consolidated financial statements and the accompanying notes included in our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference, (ii) the historical consolidated financial statements of MarkWest Hydrocarbon and the accompanying notes included in our current report on Form 8-K/A filed on March 14, 2008, which is incorporated herein by reference, and (iii) our unaudited pro forma condensed combined financial statements and the accompanying notes included elsewhere in this prospectus supplement. The table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference.

        The merger that occurred in connection with the MarkWest Hydrocarbon Transaction was accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") 141 and related interpretations and is considered a downstream merger whereby MarkWest Hydrocarbon is viewed as the surviving consolidated entity for accounting purposes rather than us. As such, the merger will be accounted for in MarkWest Hydrocarbon's consolidated financial statements as an acquisition of a non-controlling interest using the purchase method of accounting. Under this accounting method, our accounts, including goodwill, will be adjusted to proportionately step up the book value of certain assets and liabilities. The total fair value of the non-controlling interest to be acquired was the number of non-controlling interest units outstanding on the date the merger closed of 34.5 million units valued at the then-current market price per unit of our common units of $31.79.

        The summary historical financial and operating data presented below reflects periods prior to the consummation of the MarkWest Hydrocarbon Transaction and includes the historical consolidated financial results of the Partnership on a standalone basis. The summary unaudited pro forma condensed combined financial data for the year ended December 31, 2007 gives effect to the MarkWest Hydrocarbon Transaction as if each transaction occurred on January 1, 2007. The unaudited pro forma condensed combined financial statements do not give effect to this offering or our anticipated private placement of senior notes. Please read "Unaudited Pro Forma Condensed Combined Financial Statements."

	Year Ended December 31,			Pro Forma Year Ended December 31, 2007
	2005(1)	2006	2007
	(in thousands)
Statement of Operations:
Revenues(2)	$541,090	$629,911	$602,879	$685,757
Operating expenses:
Purchased product costs	408,884	376,237	358,720	503,084
Facility expenses(2)	47,972	60,112	75,036	70,849
Selling, general and administrative expenses	21,597	44,377	51,334	55,144
Depreciation	19,534	29,993	40,171	45,703
Amortization of intangible assets	9,656	16,047	16,672	39,752
(Gain) loss on disposal of property, plant and equipment	(24)	(192)	7,564	7,743
Accretion of asset retirement obligations	159	102	114	114
Impairments	—	—	356	356

Total operating expenses	507,778	526,676	549,967	722,745

Income (loss) from operations	33,312	103,235	52,912	(36,988)
(Losses) earnings from unconsolidated affiliates	(2,153)	5,316	5,309	5,309
Interest income	367	962	2,887	4,547
Interest expense	(22,469)	(40,666)	(38,946)	(53,391)
Amortization of deferred financing costs and original issue discount (a component of interest expense)	(6,780)	(9,094)	(2,717)	(3,564)
Dividend income	—	—	—	626
Miscellaneous income (expense)	78	11,100	(1,002)	(393)

Income (loss) before income taxes	2,355	70,853	18,443	(83,854)
Income tax (expense) benefit	—	(769)	(1,244)	24,298

Net income (loss)	$2,355	$70,084	$17,199	$(59,556)

Net income (loss) per limited partner unit:
Basic	$0.01	$2.45	$0.12	$(1.27)
Diluted	$0.01	$2.44	$0.12	$(1.27)
Cash distributions declared per limited partner unit	$1.60	$1.79	$2.09	$2.09
Balance Sheet Data (at December 31):
Working capital	$11,944	$4,258	$(19,734)	$(23,624)
Property, plant and equipment, net	492,961	550,886	823,737	1,007,297
Total assets	1,046,093	1,114,780	1,392,834	2,059,966
Total long-term debt	601,262	526,865	552,695	777,470
Partners' capital	307,175	452,649	611,323	912,366
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$42,090	$150,977	$149,399
Investing activities	(469,308)	(119,338)	(312,085)
Financing activities	423,060	(17,342)	154,789

	Year Ended December 31,			Pro Forma Year Ended December 31, 2007
	2005(1)	2006	2007
	(in thousands, except per unit amounts)
Other Financial Data:
Net operating margin(3)	$132,206	$253,674	$244,159	$182,673
Adjusted EBITDA(4)	$64,717	$175,489	$200,319	$226,134
Distributable cash flow(5)	$44,041	$117,911	$162,611	$154,408
Distributable cash flow allocable to common unitholders(5)	$37,340	$79,966	$106,765	$154,408
Distributable cash flow allocable to common unitholders per unit(5)	$1.71	$2.76	$3.01	$3.28
Maintenance capital expenditures(6)	$2,181	$2,291	$3,602
Growth capital expenditures(6)	68,569	75,096	308,708

Total capital expenditures	$70,750	$77,387	$312,310

(1)
We completed our investment in Starfish on March 31, 2005 and acquired Javelina (Gulf Coast) on November 1, 2005.

(2)
Revenues and facility expenses have been impacted by our commodity derivative instruments. As discussed further in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk" included in our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference, volatility in any given period related to unrealized gains and losses on our derivative positions can be significant. We ultimately expect those gains and losses to be offset when they become realized. The following table summarizes the unrealized and realized (losses) gains included in revenues and facility expenses for the periods indicated:

	Year Ended December 31,			Pro Forma Year Ended December 31, 2007
	2005	2006	2007
	(in thousands)
Revenue:
Unrealized (loss) gain	$(657)	$6,245	$(62,388)	$(144,069)
Realized loss	(1,194)	(613)	(4,155)	(15,901)

Derivative (loss) gain	$(1,851)	$5,632	$(66,543)	$(159,970)

Other comprehensive income:
Change in fair value	$68	—	—	—
Gain on sale	246	—	—	—

Derivative gain	$314	$—	$—	$—

Purchased product costs:
Realized gain (loss)	$—	$—	$—	$(8,829)
Unrealized loss	—	—	—	(6,363)
Facility expenses:
Unrealized gain	$—	$—	$12	$14

Total (loss) gain	$(1,537)	$5,632	$(66,531)	$(175,148)

(3)
We define net operating margin as income (loss) from operations, excluding facility expenses, selling, general and administrative expense, depreciation, amortization, impairments, (gain) loss on disposal of plant, property and equipment and accretion of asset retirement obligations. Net operating margin is not a measure calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for, net income, income from operations or cash flow from operating activities as reflected in our financial statements. These charges have been excluded for the purpose of enhancing the understanding, by both management and investors, of the underlying baseline operating performance of our contractual arrangements, which management uses to evaluate our financial performance, for purposes of planning and forecasting future periods. Net operating margin does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Net operating margin results should not be evaluated in isolation from, or as a substitute for, our financial results prepared in accordance with generally accepted accounting principles, or GAAP. Our use of net operating margin, and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that we will not, in fact, incur such charges in future periods. The following table reconciles net operating margin to income (loss) from operations, which is the most directly comparable GAAP financial performance measure:

	Year Ended December 31,			Pro Forma Year Ended December 31, 2007
	2005	2006	2007
	(in thousands)
Revenues	$541,090	$629,911	$602,879	$685,757
Purchased product costs	408,884	376,237	358,720	503,084

Net operating margin	132,206	253,674	244,159	182,673

Facility expenses	47,972	60,112	75,036	70,849
Selling, general and administrative expenses	21,597	44,377	51,334	55,144
Depreciation	19,534	29,993	40,171	45,703
Amortization of intangible assets	9,656	16,047	16,672	39,752
(Gain) loss on disposal of property, plant and equipment	(24)	(192)	7,564	7,743
Accretion of asset retirement obligations	159	102	114	114
Impairments	—	—	356	356

Income (loss) from operations	$33,312	$103,235	$52,912	$(36,988)

(4)
We define Adjusted EBITDA as net income (loss) before income taxes, plus depreciation expense, amortization expense, impairment expense, interest expense, amortization of deferred financing costs, gain/loss on disposal of property, plant and equipment, non-cash derivative activity and non-cash compensation expense. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for, net income, income from operations or cash flow from operating activities as reflected in our financial statements.

  Adjusted EBITDA is presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. Management believes that the presentation of Adjusted EBITDA is useful to lenders and investors because of its use in the midstream natural gas industry and for master limited partnerships as an indicator of the strength and performance of ongoing business operations. Additionally, management believes that Adjusted EBITDA provides additional and useful information to our investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures. The presentation of Adjusted EBITDA allows investors to view our performance in a manner similar to the methods used by management and provides additional insight into our operating results.

  Adjusted EBITDA is used by management to determine our operating performance and, along with other data, as an internal measure for setting annual operating budgets, assessing financial performance of our numerous business locations, evaluating targeted businesses for acquisition and determining incentive compensation. Adjusted EBITDA can be a meaningful measure of financial performance because it excludes factors which are outside the control of the employees responsible for operating and managing the business locations, and it provides information management can use to evaluate the performance of the business locations, or the region where they are located, and the employees responsible for operating them.

  There are material limitations to using a measure such as Adjusted EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company's net income or loss. Management compensates for these limitations by considering Adjusted EBITDA in conjunction with its analysis of other GAAP financial measures, such as gross profit, net income and cash flow from operating activities. In addition, our calculation of Adjusted EBITDA may not be consistent with similarly titled measures presented by other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

  The following table reconciles Adjusted EBITDA to net income, which is the most directly comparable GAAP financial performance measure:

	Year Ended December 31,			Pro Forma Year Ended December 31, 2007
	2005	2006	2007
	(in thousands)
Adjusted EBITDA	$64,717	$175,489	$200,319	$226,134
Non-cash derivative activity	(657)	6,245	(62,376)	(150,418)
Non-cash compensation expense	(3,131)	(15,171)	(12,960)	(8,947)
Depreciation, amortization, (gain) loss on disposal of plant, property and equipment, accretion and impairments	(29,325)	(45,950)	(64,877)	(93,668)
Interest expense	(22,469)	(40,666)	(38,946)	(53,391)
Amortization of deferred financing costs	(6,780)	(9,094)	(2,717)	(3,564)

Income (loss) before provision for income tax	2,355	70,853	18,443	(83,854)
Provision for income tax (expense) benefit	—	(769)	(1,244)	24,298

Net income (loss)	$2,355	$70,084	$17,199	$(59,556)

(5)
We define distributable cash flow as net income (loss) plus depreciation, amortization, and accretion expense, non-cash earnings from unconsolidated affiliates, contributions to unconsolidated affiliates net of growth capital expenditures, non-cash earnings compensation expense, non-cash derivative activity and gains and losses on the sale of assets less maintenance capital expenditures. Distributable cash flow is not a measure calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for, net income, income from operations or cash flow from operating activities as reflected in our financial statements. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders. Distributable cash flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships such as ours because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership pays to a unitholder).

        The following table reconciles distributable cash flow to net income, which is the most directly comparable GAAP financial performance measure:

	Year Ended December 31,			Pro Forma Year Ended December 31, 2007
	2005	2006	2007
	(in thousands)
Net income (loss)	$2,355	$70,084	$17,199	$(59,556)
Depreciation, amortization, (gain) loss on disposal of plant, property and equipment, accretion and impairments	29,325	45,950	64,877	93,668
Non-cash derivative activity	657	(6,245)	62,376	150,418
Non-cash compensation expense	3,131	15,171	12,960	8,947
Non-cash loss (earnings) from unconsolidated affiliates	2,153	(5,316)	(5,309)	(5,309)
Distributions from (contributions to) unconsolidated affiliates, net of expansion capital expenditures	1,849	(9,424)	10,840	10,840
Non-cash income taxes	—	—	—	(39,669)
Other	6,752	9,982	3,270	(1,329)
Less:
Maintenance capital expenditures	(2,181)	(2,291)	(3,602)	(3,602)

Distributable Cash Flow	$44,041	$117,911	$162,611	$154,408

(6)
Maintenance capital expenditures include expenditures to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Growth capital includes expenditures made to expand or increase the efficiency of the existing operating capacity of our assets. Growth capital expenditures include expenditures that facilitate an increase in volumes within our operations, whether through construction or acquisition.

Operating Data

	Year Ended December 31,
	2005	2006	2007
Southwest:
East Texas
Gathering systems throughput (Mcf/d)	321,000	378,100	413,700
NGL product sales (gallons)	126,476,000	161,437,000	179,601,000
Oklahoma
Foss Lake gathering systems throughput (Mcf/d)	75,800	87,500	104,000
Woodford gathering systems throughput (Mcf/d)(1)	—	34,000	114,000
Grimes gathering system throughput (Mcf/d)	—	—	12,500
Arapaho NGL product sales (gallons)	60,903,000	79,093,000	87,522,000
Other Southwest
Appleby gathering systems throughput (Mcf/d)	33,400	34,200	58,700
Other gathering systems throughput (Mcf/d)	16,500	18,300	8,700
Northeast:
Appalachia(2)
Natural gas processed for a fee (Mcf/d)	197,000	203,000	200,200
NGLs fractionated for a fee (gallons/d)	430,000	454,800	452,200
NGL product sales (gallons)	41,700,000	43,271,000	43,815,100
Michigan
Natural gas processed for a fee (Mcf/d)	6,600	6,500	5,200
NGL product sales (gallons)	5,697,000	5,643,000	3,898,600
Crude oil transported for a fee (Bbl/d)	14,200	14,500	14,000
Gulf Coast(3):
Natural gas processed for a fee (Mcf/d)	115,000	124,300	114,500
NGLs fractionated for a fee (Bbl/d)	19,400	26,200	25,000

(1)
In late 2006, we began the construction and operation of the Woodford Shale gathering system and compression system in a four-county region in the Arkoma basin in eastern Oklahoma. On December 1, 2006, we began gathering gas on that system. The 2006 volume reported is the average daily rate for the month of December.

(2)
Includes throughput from the Kenova, Cobb and Boldman processing plants.

(3)
We acquired the Javelina system on November 1, 2005.

RISK FACTORS

        Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider those risk factors set forth below, those beginning on page 1 of the accompanying base prospectus and those included in our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference. You should also consider all of the other information included in this prospectus supplement, the accompanying base prospectus and the other documents incorporated herein by reference in evaluating an investment in our common units.

        If any of the risks discussed below or in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our common units could decline and you could lose all or part of your investment. In discussing the risks set forth below, we include the assets in which we indirectly own an interest through our ownership of our interest in Starfish.

Risks Inherent in Our Business

  Growing our business by constructing new pipelines and processing and treating facilities subjects us to construction risks and risks that natural gas supplies will not be available upon completion of the facilities.

        The primary way in which we intend to grow our business is through the construction of additions to our existing gathering systems and construction of new gathering, processing and treating facilities. The construction of gathering, processing and treating facilities requires the expenditure of significant amounts of capital, which may exceed our expectations, and involves numerous regulatory, environmental, political, legal and inflationary uncertainties. If we undertake these projects, we may not be able to complete them on schedule or at all or at the budgeted cost. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline, the construction will occur over an extended period of time, and we will not receive any material increases in revenues until after completion of the project, if at all.

        Furthermore, we may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. We may also rely on estimates of proved reserves in our decision to construct new pipelines and facilities, which may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of proved reserves. As a result, new facilities may not be able to attract enough natural gas to achieve our expected investment return, which could adversely affect our operations and financial condition.

  Restrictive covenants in the agreements governing our indebtedness may reduce our operating flexibility.

        The indentures governing our outstanding notes and our credit facility and other future indebtedness contain or will contain various covenants limiting our ability and the ability of specified subsidiaries of ours to, among other things:

  •
  sell assets;

  •
  pay dividends on, redeem or repurchase our equity interests or redeem or repurchase our subordinated debt;

  •
  make investments;

  •
  incur or guarantee additional indebtedness or issue preferred securities;

  •
  create or incur certain liens;

  •
  enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

  •
  consolidate, merge or transfer all or substantially all of our assets;

  •
  engage in transactions with affiliates;

  •
  create unrestricted subsidiaries; and

  •
  enter into sale and leaseback transactions.

        These restrictions could limit our ability and the ability of our subsidiaries to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Our credit agreement contains covenants requiring us to maintain specified financial ratios and satisfy other financial conditions, which may limit our ability to grant liens on our assets, make or own certain investments, enter into any swap contracts other than in the ordinary course of business, merge, consolidate, or sell assets, incur indebtedness senior to the revolving credit facility indebtedness, make distributions on equity investments, and declare or make, directly or indirectly, any distribution on our common units. Our obligations under the credit agreement are secured by substantially all of our assets and guaranteed by us and all of our subsidiaries, other than our operating company, which is the borrower under the credit agreement. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Agreement" included in our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference. We may be unable to meet those ratios and conditions. Any future breach of any of these covenants or our failure to meet any of these ratios or conditions could result in a default under the terms of our credit agreement, which could result in acceleration of our debt and other financial obligations. If we were unable to repay those amounts, the lenders could initiate a bankruptcy or liquidation proceeding, or proceed against the collateral.

  Relative changes in NGL product and natural gas prices may adversely impact our results due to frac spread, natural gas and liquids exposure.

        Under our keep-whole arrangements, our principal cost is delivering dry gas of an equivalent Btu content to replace Btus extracted from the gas stream in the form of NGLs, or consumed as fuel during processing. The spread between the NGL product sales price and the purchase price of natural gas with an equivalent Btu content is called the "frac spread." Generally, the frac spread and, consequently, the net operating margins are positive under these contracts. In the event natural gas becomes more expensive on a Btu equivalent basis than NGL products, the cost of keeping the producer "whole" results in operating losses.

        Due to timing of gas purchases and liquid sales, direct exposure to either gas or liquids can be created because there is no longer an offsetting purchase or sale that remains exposed to market pricing. Through our marketing and derivatives activity, direct exposure may occur naturally or we may choose direct exposure to either gas or liquids when we favor that exposure over frac spread risk. Adverse movement in prices to our position will negatively impact financial results.

  We may not accurately predict future price fluctuations and therefore expose ourselves to financial risks and reduce our opportunity to benefit from price increases.

        We evaluate our exposure to commodity price risk from an overall portfolio basis. To the extent that we do not manage the commodity price risk relating to a position that is subject to commodity price risk, and commodity prices move adversely, we could suffer losses. Such losses could be substantial, and could adversely affect our operations and financial condition. In addition, managing the commodity risk may actually reduce our opportunity to benefit from increases in the market or spot prices.

  Changes in commodity prices subject us to margin calls, which may adversely affect our liquidity.

        Unfavorable commodity price changes may subject us to margin calls that require us to provide letter of credit collateral to our counterparties in amounts that may be material. Such funding requirements could exceed our letter of credit availability on our credit line. If we were unable to meet these margin calls with letters of credit, we would be forced to sell product to meet the margin calls, or to terminate the corresponding futures contracts. If we are forced to sell product to meet margin calls, we may have to sell product at prices that are not advantageous, which could adversely affect our operations and cash flows available for distribution to our unitholders.

  A change in the jurisdictional characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of our assets, which may cause our revenues to decline and operating expenses to increase.

        The Natural Gas Act (NGA) specifically exempts some gathering systems from regulation by FERC as a natural gas company under the NGA. We believe that the natural gas pipelines in our gathering systems meet the traditional tests FERC has used to establish a pipeline's status as a gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is dependent upon a fact intensive investigation and the traditional tests are the subject of on-going litigation, so the classification and regulation of our gathering facilities are subject to change based on future determinations by FERC, the courts, or Congress. We cannot assure you that FERC will not at some point determine that such gathering and transportation services are within its jurisdiction, and regulate such services. FERC rate cases can involve complex and expensive proceedings.

        While our natural gas gathering operations are generally exempt from FERC regulation under the NGA, FERC regulation still affects our gas gathering operations and the markets for products related to these operations. FERC has recently issued a final rule requiring certain intrastate pipelines, including gathering facilities engaged in natural gas transactions, to submit annual reports to FERC. In addition, FERC has recently proposed to require certain intrastate pipelines to post daily scheduled and actual flows on their lines. For more information regarding regulatory matters that could affect our business, please read "Business—Regulatory Matters" included in our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference.

  Our operations may incur substantial liabilities to comply with climate control legislation and regulatory initiatives.

        Recent scientific studies have suggested that emissions of certain gases, commonly referred to as "greenhouse gases," may be contributing to warming of the Earth's atmosphere. Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of fossil fuels, are examples of greenhouse gases. In response to such studies, the U.S. Congress is actively considering legislation to reduce emissions of greenhouse gases, which may include the implementation of emissions allowances that could be traded or acquired in the open market. This legislation may be subject to debate and a possible vote by mid-year 2008. In addition, at least 17 states have already taken legal measures to reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and regional greenhouse gas cap and trade programs. Moreover, the U.S. Supreme Court recently held that greenhouse gases fall within the federal Clean Air Act's definition of "air pollutant," which could result in the federal regulation of greenhouse gas emissions from stationary sources under certain Clean Air Act programs. New legislation or regulatory programs that restrict emissions of greenhouse gases in areas in which we conduct business could have an adverse effect on our operations and demand for the natural gas and NGLs we transport.

  Interruptions in operations at any of our facilities may adversely affect our operations and financial condition.

        Our operations depend upon the infrastructure that we have developed, including processing and fractionation plants, storage facilities, and various means of transportation. Any significant interruption at these facilities or pipelines, or our inability to transmit natural gas or NGLs, or transport crude oil to or from these facilities or pipelines for any reason, would adversely affect our results of operations and financial condition. Operations at our facilities could be partially or completely shut down, temporarily or permanently, as the result of circumstances not within our control, such as:

  •
  unscheduled turnarounds or catastrophic events at our physical plants;

  •
  labor difficulties that result in a work stoppage or slowdown; and

  •
  a disruption in the supply of crude oil to our crude oil pipeline, natural gas to our processing plants or gathering pipelines, or a disruption in the supply of NGLs to our transportation pipeline and fractionation facility.

        As a result, we may be a defendant in various legal proceedings and litigation arising from our operations. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. Market conditions could cause certain insurance premiums and deductibles to become unavailable, or available only for reduced amounts of coverage. For example, insurance carriers now require broad exclusions for losses due to war risk and terrorist acts. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our operations and financial condition.

  Our business may suffer if any of our key senior executives or other key employees discontinues employment with us or if we are unable to recruit and retain highly skilled staff.

        Our future success depends to a large extent on the services of our key employees. Our business depends on our continuing ability to recruit, train and retain highly qualified employees, including accounting, business operations, finance and other key back-office and mid-office personnel. The competition for these employees is intense, and the loss of these employees could harm our business. Further, our ability to successfully integrate acquired companies depends in part on our ability to retain key management and existing employees at the time of the acquisition.

  Terrorist attacks aimed at our facilities could adversely affect our business.

        Since the September 11, 2001 terrorist attacks, the U.S. government has issued warnings that energy assets, specifically the nation's pipeline infrastructure, may be future targets of terrorist organizations. These developments will subject our operations to increased risks. Any future terrorist attack that may target our facilities, those of our customers and, in some cases, those of other pipelines, could have a material adverse effect on our business.

  Certain institutional investors that purchased our common units in private placements may elect to sell those common units publicly, which could cause the market price of our common units to decrease significantly.

        Since June 2004, we have sold approximately 14.0 million common units in private placements to institutional investors. Approximately 2.9 million of these common units are "restricted securities" within the meaning of Rule 144 under the Securities Act and become eligible for public resale in June 2008. In addition, approximately 4.7 million of these common units are registered pursuant to effective resale registration statements and continue to be held by such institutional investors. If these institutional investors were to sell a substantial portion of their common units, the market price of our common units may decrease significantly.

Risks Related to Our Ownership Structure

  Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity level taxation by states. If the IRS treats us as a corporation or we become subject to entity level taxation for state tax purposes, it would substantially reduce our cash available for distribution.

        If we were classified as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate. Treatment of us as a corporation would cause a material reduction in our anticipated cash flow, which would materially and adversely affect our cash available for distribution. In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. Imposition of such forms of taxation would reduce our cash flow. You are urged to read "Tax Considerations" for a discussion of the expected material federal income tax consequences of purchasing our common units.

Tax Risks Related to Owning our Common Units

  We treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of our common units.

        Because we cannot match transferors and transferees of our common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain from a unitholder's sale of our common units and could have a negative impact on the value of our common units or result in audit adjustments to a unitholder's tax returns.

  We prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of the common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of the units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders.

  A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

        Because a unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of the loaned units, he may no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units.

  The sale or exchange of 50% or more of our capital and profits interests during any 12-month period would result in our termination for federal income tax purposes.

        We would be considered to have terminated for federal income tax purposes if there were a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and the unitholders could receive two Schedules K-1) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for tax purposes. If treated as a new partnership, we would make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred.

USE OF PROCEEDS

        We will receive net proceeds of approximately $149.5 million from the sale of 5,000,000 common units offered by this prospectus supplement, after deducting estimated underwriting discounts but before estimated offering expenses.

        We intend to use the net proceeds from this offering, together with any net proceeds from the exercise of the underwriters' option to purchase additional common units, to partially fund our 2008 organic growth budget. Pending that use, we intend to apply a portion of the net proceeds of this offering to pay down approximately $83.0 million of borrowings under our revolving credit facility, which has a five-year term. Borrowings under our revolving credit facility currently bear interest at 4.91% per annum. Borrowings under our revolving credit facility were incurred in connection with the refinancing of our prior credit facility and the funding of our organic growth projects. Affiliates of Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Wachovia Capital Markets, LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are lenders under our revolving credit facility, and, accordingly, will receive a substantial portion of the proceeds from this offering pursuant to the repayment of borrowings under such facility. See "Underwriting—Relationships/NASD Conduct Rules."

        Shortly following the closing of this offering, subject to market conditions, we expect to issue approximately $250 million in principal amount of senior notes due 2018 in a private placement to qualified institutional buyers. The completion of this offering is not conditioned upon the completion of the private placement of senior notes or vice versa. We estimate that we will receive net proceeds of approximately $245.0 million from the private placement after deducting the initial purchasers' discounts but before estimated offering expenses. We expect to use $150.0 million of the net proceeds from the private placement of senior notes to partially fund our 2008 organic growth projects and the remaining approximately $95.0 million to repay a portion of our $225.0 million term loan. For additional information regarding the impact of the proposed private placement on our financial statements, please read "Capitalization."

CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of December 31, 2007:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to the MarkWest Hydrocarbon Transaction and other transactions described under "Unaudited Pro Forma Condensed Combined Financial Statements"; and

  •
  on a pro forma as adjusted basis to give effect to this common unit offering.

        This table is derived from, should be read together with, and is qualified in its entirety by reference to (i) our historical consolidated financial statements and the accompanying notes included in our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference, (ii) the historical consolidated financial statements of MarkWest Hydrocarbon and the accompanying notes included in our current report on Form 8-K/A filed on March 14, 2008, which is incorporated herein by reference, and (iii) the unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus supplement. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference.

        Shortly following the closing of this offering, subject to market conditions, we expect to issue approximately $250 million in principal amount of senior notes due 2018 in a private placement. Please read "Summary—Recent Developments—Private Placement." We expect to use $150.0 million of the net proceeds from the private placement of senior notes to partially fund our 2008 organic growth projects and the remaining approximately $95.0 million to repay a portion of our $225.0 million term loan. The size of the private placement of senior notes may vary materially, and there is no guarantee that it will be completed. The table below does not give effect to the private placement of senior notes.

	As of December 31, 2007
	Actual(2)	Pro Forma	Pro Forma as Adjusted
	(in thousands)
Cash and cash equivalents	$26,505	$—	$88,068

Total debt:
Credit agreement:
Revolving credit facility(1)	55,500	60,852	—
Term loan	—	225,000	225,000
6.875% senior notes due 2014	225,000	215,841	215,841
8.5% senior notes due 2016	272,195	275,777	275,777

Total debt	552,695	777,470	716,618
Partners' capital:
Common units	599,082	912,366	1,061,286
General partner interest	12,241	—	—

Total partners' capital	611,323	912,366	1,061,286

Total capitalization	$1,164,018	$1,689,836	$1,777,904

(1)
As of March 31, 2008, we had approximately $83.0 million outstanding under our revolving credit facility. After the application of a portion of the net proceeds of this offering, we will have no borrowings outstanding under our revolving credit facility and an increase in cash and cash equivalents of approximately $65.9 million.

(2)
The actual results presented below reflect periods prior to the consummation of the MarkWest Hydrocarbon Transaction and include the historical consolidated financial results of the Partnership on a standalone basis.

OVERVIEW OF ORGANIC GROWTH PROJECTS AND ACQUISITIONS

Organic Growth Projects

        We currently estimate we will spend between $350 million and $400 million to fund identified organic growth and expansion projects that have been approved by our board of directors. We currently estimate that our maintenance capital expenditures for 2008 will be between $5 million and $10 million. The following table sets forth the estimated allocation of our 2008 organic growth budget by geographical region.

Geographical Region	2008 Budget Midpoint	Organic Growth and Expansion Projects
	(in millions)
Southwest:
Southeast Oklahoma	$155	•	development of Woodford Shale infrastructure
		•	construction of Arkoma Connector Pipeline
		•	development of gathering system for Canaan Resources' Woodford Shale and Hartshorne coal bed methane initiatives
		•	Centrahoma processing joint venture
Western Oklahoma	$40	•	construction of processing plant at Foss Lake processing facilities
		•	expansion of existing gathering system
East Texas	$55	•	expansion of existing gathering system
Other Southwest	$10	•	additional well connections
Northeast:
Appalachia	$60	•	replacement of existing processing plants with cryogenic processing facilities
		•	upgrade of Kenova processing plant
		•	increase capacity at the Siloam fractionation facility
Gulf Coast:
Gulf Coast	$55	•	construction of steam methane reformer and other expansions

Total	$375

Southwest Business Unit

        East Texas.    As part of our organic growth budget for 2008, we began a $28 million expansion of our existing gathering system in East Texas to support production growth from our customers in that area. This expansion is expected to be completed in late 2008. Concurrently, we are investing approximately $20 million to expand the processing capacity at our Carthage facility from 200 MMcf/d to 280 MMcf/d. The processing expansion is expected to come on line in the first quarter of 2009.

        Oklahoma.    Approximately $195 million of our 2008 organic growth budget is focused on the Oklahoma region. We will spend approximately $70 million in 2008 for the continued development of our Woodford Shale infrastructure to support the ongoing drilling activities of our existing producer customers. In order to accommodate the rapidly expanding Woodford Shale gas volumes from dedicated acreage in southeast Oklahoma, we announced the construction of the Arkoma Connector Pipeline. This 500 million cubic feet per day interstate pipeline is expected to be completed in the first half of 2009 and will connect our Woodford Shale gathering system to an interconnect with the Midcontinent Express pipeline at Bennington, Oklahoma. We estimate total capital expenditures associated with this project to be $90 million, of which approximately $40 million will be incurred in 2008. We also entered into an option agreement with Midcontinent Express Pipeline, LLC, or MEP, the entity that owns the Midcontinent Express pipeline, which is currently a 50/50 joint venture between Kinder Morgan Energy Partners, L.P. and Energy Transfer Partners, L.P. This option agreement provides us the right to acquire 10% of the equity of MEP after construction is completed and the pipeline is placed into service. The Midcontinent Express pipeline is a 500 mile, 1.5 billion cubic feet per day interstate natural gas pipeline system that extends from southeast Oklahoma, across northeast Texas, northern Louisiana, and central Mississippi, to an interconnect with Transco Pipeline in Butler, Alabama. We will invest approximately $22 million to support the development of Canaan Resources' Woodford Shale and Hartshorne coal bed methane initiatives with an efficient and highly reliable gathering system. The gathering assets are located adjacent to, and have been fully integrated with, our existing Woodford Shale gathering system, providing Canaan access to multiple delivery options provided by the Woodford Shale gathering and pipeline systems. In the first quarter of 2008, we agreed to acquire a 20% interest in Centrahoma Processing LLC for $11.6 million, with a right to acquire an additional 20% interest. The Centrahoma assets include two processing plants that are located within the Arkoma basin near our existing Woodford Shale gathering system. In addition, we will sign processing agreements with Woodford producers that will dedicate certain acreage to Centrahoma through March 1, 2018.

        In western Oklahoma, we are constructing a new processing plant adjacent to our existing Foss Lake processing facilities to accommodate the significant increase in the volume of gas gathered and processed in the Foss Lake system and to support the continued exploration and development of the prolific Anadarko basin. The new plant is expected to be operational by mid-2008 and will expand the system's processing capacity from 100 MMcf/d to 160 MMcf/d. In addition, we will continue to expand our gathering system through additional new well connects and compression. We anticipate spending a total of approximately $40 million in 2008 for these projects in western Oklahoma.

Northeast Business Unit

        Appalachia.    As part of our organic growth budget for 2008, we estimate we will spend approximately $60 million to significantly expand our gas processing and fractionation capacity in Appalachia. These expansions include replacing our existing Boldman and Cobb processing plants with cryogenic processing facilities, and modifying the Kenova processing plant for greater propane recovery to increase production. To support the processing plant expansions, we will increase the capacity at our Siloam fractionation facility by 50%, or approximately 300,000 gallons per day. The Kenova upgrade is expected to be completed in early 2008, the Siloam facility expansion in the third quarter of 2008, and the Boldman and Cobb expansions in early 2009.

Gulf Coast Business Unit

        Javelina.    We have begun construction of a $100 million SMR facility at our Javelina plant to meet the needs of our refinery customers for high-purity hydrogen, and expect to commence delivering high-purity hydrogen in early 2010. In 2008, we expect to spend approximately $48 million on the SMR project.

Acquisitions

        A significant part of our business strategy includes acquiring additional businesses and assets that allow us to increase distributions to our unitholders. We regularly consider and enter into discussions regarding potential acquisitions. These transactions may be effected quickly, may occur at any time and may be significant in size relative to our existing assets and operations.

        Since our initial public offering in May 2002, we have completed ten acquisitions (excluding the MarkWest Hydrocarbon Transaction) for an aggregate purchase price of approximately $822 million, net of working capital. The acquisitions were individually accounted for as business combinations or equity investments. Summary information regarding each of these acquisitions is presented below (consideration in millions):

Name	Assets	Location	Consideration	Closing Date
Centrahoma(1)	Gas processing assets	Oklahoma	$11.6	March 2008
Santa Fe	Gathering system	Oklahoma	15.0	December 2006
Javelina	Gas processing and fractionation facility	Corpus Christi, TX	398.8	November 2005
Starfish(2)	Natural gas pipeline, gathering system and dehydration facility	Gulf of Mexico/ Southern Louisiana	41.7	March 2005
East Texas	Gathering system and gas processing assets	East Texas	240.7	July 2004
Hobbs	Natural gas pipeline	New Mexico	2.3	April 2004
Michigan Crude Pipeline	Common carrier crude oil pipeline	Michigan	21.3	December 2003
Western Oklahoma	Gathering system	Western Oklahoma	38.0	December 2003
Lubbock Pipeline	Natural gas pipeline	West Texas	12.2	September 2003
Pinnacle	Natural gas pipelines and gathering systems	East Texas	39.9	March 2003

(1)
Represents a 20% non-controlling interest.

(2)
Represents a 50% non-controlling interest.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        Our common units have been listed on the NYSE under the symbol "MWE" since May 2, 2007. Prior to May 2, 2007, our common units were listed on the American Stock Exchange ("AMEX") under the symbol "MWE." The following table sets forth the high and low intraday sales prices of our common units as reported by AMEX or NYSE, as applicable, as well as the amount of cash distributions paid per quarter.

        We effected a two-for-one unit split on February 28, 2007. For all periods presented, all references to the high and low intraday sales prices of the common units and distributions per unit included in this prospectus supplement have been adjusted to give effect to the unit split.

Quarter Ended	High	Low	Distributions Per Unit(1)	Record Date	Payment Date
Through April 8, 2008	$33.08	$30.77	$—	—	—
March 31, 2008	$36.98	$29.53	—	—	—
December 31, 2007	$34.71	$29.55	$0.570	February 7, 2008	February 14, 2008
September 30, 2007	$37.25	$29.78	$0.550	November 8, 2007	November 14, 2007
June 30, 2007	$38.00	$33.27	$0.530	August 8, 2007	August 14, 2007
March 31, 2007	$36.45	$28.51	$0.510	May 9, 2007	May 15, 2007
December 31, 2006	$29.95	$23.38	$0.500	February 8, 2007	February 14, 2007
September 30, 2006	$24.75	$20.50	$0.485	November 3, 2006	November 14, 2006
June 30, 2006	$23.33	$19.75	$0.460	August 7, 2006	August 14, 2006
March 31, 2006	$24.00	$21.76	$0.435	May 5, 2006	May 15, 2006

(1)
We paid cash distributions to our general partner with respect to its 2% general partner interest and incentive distribution rights of $29.6 million for the year ended December 31, 2007 and $16.0 million for the year ended December 31, 2006. In connection with the MarkWest Hydrocarbon Transaction, we eliminated the 2% economic interest in us held by our general partner and the incentive distribution rights.

        The last reported sale price of our common units on the NYSE on April 8, 2008 was $31.15. As of April 4, 2008, there were 197 holders of record of our common units.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        On February 21, 2008, the following transactions occurred, which we refer to collectively as the MarkWest Hydrocarbon Transaction:

  •
  MarkWest Hydrocarbon redeemed approximately 3.9 million shares of its common stock for cash consideration of approximately $240.5 million;

  •
  all remaining shares of MarkWest Hydrocarbon common stock were converted into approximately 15.5 million of our common units;

  •
  the incentive distribution rights and the 2% economic interest in us of MarkWest Energy GP, L.L.C., our general partner, and approximately 4.9 million of our common units owned by MarkWest Hydrocarbon were exchanged for Class A units in us; and

  •
  we acquired 100% of the Class B membership interests in our general partner that had been held by current and former management and certain directors of MarkWest Hydrocarbon and our general partner for approximately $21.0 million in cash and approximately 0.9 million of our common units.

        As a result of the MarkWest Hydrocarbon Transaction, MarkWest Hydrocarbon and our general partner are now our wholly owned subsidiaries.

        The merger was accounted for in accordance with SFAS 141, and related interpretations. The merger is considered a downstream merger whereby MarkWest Hydrocarbon is viewed as the surviving consolidated entity for accounting purposes rather than the Partnership, the surviving consolidated entity for legal purposes. As such, the merger will be accounted for in MarkWest Hydrocarbon's consolidated financial statements as an acquisition of non-controlling interest using the purchase method of accounting. Under this accounting method, our accounts, including goodwill, will be adjusted to proportionately step up the book value of certain assets and liabilities. The total fair value of the non-controlling interest to be acquired was the number of non-controlling interest units outstanding on the date the merger closed of 34.5 million units valued at the then-current market price per unit of our common units of $31.79. The cash and our units distributed to officers and directors of our general partner for their Class B membership interests in our general partner were recorded as settlement of the share-based payment liability.

        The phantom units outstanding under the existing 2003 Long Term Incentive Plan of MarkWest Hydrocarbon, or 2003 LTIP, will remain under the terms of that plan until their respective settlement dates. We assumed the MarkWest Hydrocarbon, Inc. 2006 Stock Incentive Plan, or 2006 Plan, and converted the outstanding shares of restricted stock granted under the 2006 Plan to phantom units at the ratio of 1.9051 to 1. The converted phantom units will remain outstanding under the terms of the 2006 Plan until their respective settlement dates. No further awards will be made pursuant to the 2003 LTIP or 2006 Plan.

        The board of directors of our general partner approved the 2008 Long Term Incentive Plan, or 2008 LTIP, on October 12, 2007 and such plan was approved by our unitholders at the meeting to approve the merger. The 2008 LTIP reserves 2.5 million common units for issuance for the purpose of attracting and retaining highly qualified officers, directors, key employees and other key individuals and to motivate them to serve the general partner and to expend maximum effort to improve the business results and earnings of us, our general partner, and our respective affiliates. The 2008 LTIP will be treated as an equity plan. The compensation committee of our general partner administers the 2008 LTIP and may award unrestricted units, restricted units, phantom units, distribution equivalent rights, performance awards or any combination of the aforementioned.

        On February 21, 2008, 765,000 phantom units were granted to senior executives and other key employees under the 2008 LTIP. The phantom units vest on a time-based and performance based schedule over a three year period. Forty percent (40%) of the total individual grant is based on continuing employment over the three-year vesting period, and sixty percent (60%) of the total individual grant is performance based. Vesting of the performance based awards is conditional upon the achievement of designated annual financial performance goals established by the board of directors, with 10% of the performance based awards reserved for vesting at the discretion of the board of directors. The annual financial performance goals will be based upon established targets of distributable cash flow per unit. This long-term equity incentive arrangement also contains a recapture provision. If the annual performance targets are not achieved in year one and/or year two of the vesting schedule, but the cumulative three year overall performance goal is achieved, the recapture provision allows for the vesting of a reduced percentage of the year one and/or year two performance equity awards.

        The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of MarkWest Hydrocarbon and us, giving effect to the merger and redemption as if it had been consummated on December 31, 2007 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007, giving effect to the merger as if it had occurred on January 1, 2007. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (a) directly attributable to the merger, (b) factually supportable and (c) with respect to the statement of operations, expected to have a continuing impact on the combined results.

        These unaudited pro forma condensed combined financial statements should be read in conjunction with our and MarkWest Hydrocarbon's historical audited consolidated financial information and accompanying notes included herein or incorporated herein by reference. The unaudited pro forma condensed combined financial statements are based on assumptions that we and MarkWest Hydrocarbon believe are reasonable under the circumstances and are intended for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the redemption and merger had been completed at the dates indicated. The unaudited pro forma condensed combined financial statements do not give effect to this offering or our anticipated private placement of senior notes.

MARKWEST ENERGY PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2007

	MarkWest Energy Partners Historical(1)	MarkWest Hydrocarbon Standalone Historical(2)	Eliminations(2)	MarkWest Hydrocarbon Consolidated Historical(3)	Pro Forma Adjustments		MarkWest Energy Partners Pro Forma
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$26,505	$11,190	$—	$37,695	$221,625 5,352 (240,509 (6,820 (21,017 3,674	(a) (a) )(b) )(c) )(d) (e)	$—
Trading securities	—	3,674	—	3,674	(3,674)	(e)	—
Available for sale securities	—	6,474	—	6,474	—		6,474
Receivables	110,154	20,723	—	130,877	—		130,877
Receivable from affiliate	8,582	4,229	(12,811)	—	—		—
Inventories	3,118	27,210	—	30,328	—		30,328
Fair value of derivative instruments	99	9,342	—	9,441	—		9,441
Deferred income taxes	—	16,667	—	16,667	(273)	(h)	16,394
Other current assets	20,893	30,285	—	51,178	(3,914)	(c)	47,264

Total current assets	169,351	129,794	(12,811)	286,334	(45,556)		240,778

Property, plant and equipment, net	823,737	7,072	—	830,809	176,488	(f)	1,007,297

Investment in Starfish	58,709	—	—	58,709	—		58,709
Intangible assets, net	326,722	—	—	326,722	388,204	(f)	714,926
Goodwill	—	—	—	—	24,064	(f)	24,064
Deferred financing costs, net	13,190	238	—	13,428	3,375 (11,304)	(a) (g)	5,499
Deferred contract cost, net	—	2,236	—	2,236	—		2,236
Investment in and advances to other equity investee	—	88,712	(88,712)	—	—		—
Other long term assets	1,043	—	—	1,043	—		1,043
Fair value of derivative instruments	82	5,332	—	5,414	—		5,414

Total other assets	399,746	96,518	(88,712)	407,552	404,339		811,891

Total assets	$1,392,834	$233,384	$(101,523)	$1,524,695	$535,271		$2,059,966

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$163,198	$23,969	$(191)	$186,976	$—		$186,976
Payables to affiliate	4,229	8,582	(12,811)	—	—		—
Fair value of derivative instruments	21,658	55,768	—	77,426	—		77,426

Total current liabilities	189,085	88,319	(13,002)	264,402	—		264,402

Deferred income taxes	1,220	8,288	(1,008)	8,500	10,047	(h)	18,547
Fair value of derivative instruments	35,381	48,670	—	84,051	—		84,051
Long-term debt	552,695	—	—	552,695	225,000 5,352 (5,577)	(a) (a) (f)	777,470
Other long-term liabilities	3,130	47,943	—	51,073	(47,943)	(d)	3,130
Non-controlling interest in consolidated subsidiary	—	964	523,619	524,583	(524,583)	(i)	—

Total liabilities	781,511	194,184	509,609	1,485,304	(337,704)		1,147,600

Total equity	611,323	39,200	(611,132)	39,391	(240,509)	(b)	912,366

					1,095,917 30,078 (3,152) (2,705) (6,654)	(j) (d) (d) (c) (h)

Total liabilities and equity	$1,392,834	$233,384	$(101,523)	$1,524,695	$535,271		$2,059,966

(1)
Amounts derived from our audited historical financial statements as of December 31, 2007.

(2)
Amounts derived from internally prepared consolidating balance sheet for MarkWest Hydrocarbon as of December 31, 2007.

(3)
Amounts derived from the audited historical financial statements of MarkWest Hydrocarbon as of December 31, 2007.

See notes to unaudited pro forma condensed combined financial statements

MARKWEST ENERGY PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS

For the Year Ended December 31, 2007

	MarkWest Energy Partners Historical(1)	MarkWest Hydrocarbon Standalone Historical	Eliminations	MarkWest Hydrocarbon Consolidated Historical(2)	Pro Forma Adjustments		MarkWest Energy Partners Pro Forma
	(in thousands, except per unit data)
Revenue	$602,879	$157,919	$(75,041)	$685,757	$—		$685,757
Operating expenses:
Purchased product costs	358,720	194,565	(50,201)	503,084	—		503,084
Facility expenses	75,036	20,844	(25,031)	70,849	—		70,849
Selling, general and administrative expenses	51,334	21,150	—	72,484	(20,353 3,152 6,115 (6,394 140	)(d) (d) (k) )(l) (o)	55,144
Depreciation	40,171	1,110	—	41,281	4,422	(f)	45,703
Amortization of intangible assets	16,672	—	—	16,672	23,080	(f)	39,752
Loss on disposal of property, plant and equipment	7,564	179	—	7,743	—		7,743
Accretion of asset retirement and lease obligations	114	—	—	114	—		114
Impairments	356	—	—	356	—		356

Total operating expenses	549,967	237,848	(75,232)	712,583	10,162		722,745
Income (loss) from operations	52,912	(79,929)	191	(26,826)	(10,162)		(36,988)
Other income (expense):
Earnings from unconsolidated affiliates	5,309	—	—	5,309	—		5,309
Interest income	2,887	1,660	—	4,547	—		4,547
Interest expense	(38,946)	(489)	—	(39,435)	(13,956	)(m)	(53,391)
Amortization of deferred financing costs (a component of interest expense)	(2,717)	(266)	—	(2,983)	(675 1,375 (1,281	)(f) (g) )(f)	(3,564)
Dividend income	—	626	—	626	—		626
Miscellaneous expense	(1,002)	609	—	(393)	—		(393)

Income (loss) before non-controlling interest in net income of consolidated subsidiary and income taxes	18,443	(77,789)	191	(59,155)	(24,699)		(83,854)
Non-controlling interest in net income of consolidated subsidiary	—	—	(4,853)	(4,853)	4,853	(i)	—
Interest in net income of consolidated subsidiary	—	13,432	(13,432)	—	—		—

Income (loss) before taxes	18,443	(64,357)	(18,094)	(64,008)	(19,846)		(83,854)
Provision for income tax (expense) benefit	(1,244)	24,807	1,086	24,649	(351	)(h)	24,298

Net income (loss)	$17,199	$(39,550)	$(17,008)	$(39,359)	$(20,197)		$(59,556)

Basic—Weighted average units outstanding	35,496				11,566	(n)	47,062
Diluted—Weighted average units outstanding	35,657				(n	)(3)	47,062
Net income per limited partner unit—basic	$0.12
Net income per limited partner unit—diluted	$0.12
Net income (loss) per unit—basic							$(1.27)
Net income (loss) per unit—diluted							$(1.27)

(1)
Amounts derived from our audited historical financial statements for the year ended December 31, 2007, except for earnings per unit amounts. Earnings per unit amounts have been computed in accordance with Emerging Issues Task Force Issue No. 03-6 ("EITF 03-6") because our general partner's interest in net income was subject to certain allocations. With the elimination of the general partner interests, we will no longer compute the earnings per unit under a two-class method.

(2)
Amounts derived from the audited financial statements of MarkWest Hydrocarbon for the year ended December 31, 2007.

(3)
Due to MarkWest Hydrocarbon's net loss, phantom units were excluded from the calculation of diluted units because the common units were anti-dilutive. See footnote (n) to these unaudited pro forma condensed combined financial statements for more information.

See notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.     Basis of Presentation

        These unaudited pro forma condensed combined financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by the management of MarkWest Hydrocarbon and us; therefore, actual results could differ materially from the pro forma information. However, management believes the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. We and MarkWest Hydrocarbon believe the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

        The MarkWest Hydrocarbon Transaction is considered a downstream merger wherein MarkWest Hydrocarbon is viewed as the surviving consolidated entity for accounting purposes rather than us, MarkWest Energy Partners, the surviving consolidated entity for legal purposes. As such, the merger will be accounted for in MarkWest Hydrocarbon's consolidated financial statements as an acquisition of non-controlling interest using the purchase method of accounting. Under this accounting method, our accounts, including goodwill, will be adjusted to proportionately step up the book value of certain assets and liabilities. The total fair value of the non-controlling interest acquired is the number of non-controlling interest units outstanding on February 21, 2008, the date of the MarkWest Hydrocarbon Transaction, of 34.5 million units valued at the then current per unit market price of our common units, which was $31.79. The payment of cash to the stockholders of MarkWest Hydrocarbon for the redemption of shares that were not converted into our common units is considered a distribution of capital, and accordingly, a reduction of MarkWest Hydrocarbon stockholders' equity.

2.     Accounting Purchase Price

($ in thousands)	Units	Dollars
Fair value of units held prior to merger	34,473,647	$1,095,917
Add: Direct costs of the merger		8,029

Total Accounting Purchase Price		$1,103,946

        The above accounting purchase price is based on the per unit price of $31.79 as of the transaction date on February 21, 2008. All remaining shares of MarkWest Hydrocarbon's common stock were converted into approximately 15.5 million of our common units. Our unitholders continued to own their existing common units in us.

        Prior to the MarkWest Hydrocarbon Transaction, MarkWest Hydrocarbon owned 14.3% (either directly or indirectly through our general partner) of us, which will remain at the current net book value on MarkWest Hydrocarbon's balance sheet subsequent to the transaction. The remaining non-controlling interest acquired in this transaction will be a proportional step up in book value based on 85.7% of the total fair value of our assets and liabilities. This proportional step up in book value is allocated to our assets and liabilities based upon the estimated fair values as of February 21, 2008. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Additionally, the final determination of the fair value of our assets and liabilities will be based on the actual net tangible and intangible assets that existed as of February 21, 2008. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented above. MarkWest Hydrocarbon estimated the fair value of our assets and liabilities based on discussions with our management, due diligence and information presented in public filings. Final valuations will be performed as of the date of the MarkWest Hydrocarbon Transaction, which was February 21, 2008. Increases or decreases in the fair value of relevant balance sheet amounts including property and equipment, debt and intangibles will result in adjustments to the balance sheet and/or statement of operations. There can be no assurance that the final determination will not result in material changes.

        The following table shows MarkWest Hydrocarbon's preliminary purchase price allocation as of December 31, 2007 (in thousands):

Description	Original Net Book Value	Fair Value	85.7% Proportional Step-Up of Fair Value	Average Depreciable Life
PP&E	$823,737	$1,029,674	$176,488	18
Intangible assets	326,722	779,702	388,204	19
Long-term debt	552,695	546,187	5,577	8
Deferred financing costs, net	13,190	—	(11,304)
Goodwill			24,064

Total adjustments			583,029
Deferred income taxes	n/a	n/a	(3,666)
Non-controlling interest			524,583

Total purchase price			$1,103,946

  n/a—Amounts represent a reclassification from non-controlling interest plus the recognition of deferred tax liabilities related to temporary tax differences that are expected to reverse in future periods related to the step-up of fair value for income related taxes in Texas and Michigan.

        To the extent that any amount is assigned to a tangible or finite lived intangible asset, this amount may ultimately be depreciated or amortized (as appropriate) to earnings over the expected period of benefit of the asset. To the extent that any amount remains as goodwill or indefinite lived intangible assets, this amount would not be subject to depreciation or amortization, but would be subject to periodic impairment testing and, if necessary, would be written down to fair value should circumstances warrant.

3.     Pro Forma Adjustments

        (a)   Proceeds of $221.6 million received by MarkWest Hydrocarbon from us from funds that were available under our credit agreement that was drawn for $225.0 million, net of $3.4 million in deferred financing costs the term loan portion. We also borrowed $5.4 million on our revolving credit facility to partially fund the cash exchange of $240.5 million. An additional $6.7 million of deferred financing costs not included in the pro forma adjustments were incurred related to the revolving credit facility.

        (b)   Represents the cash consideration for MarkWest Hydrocarbon's 12.1 million outstanding shares that were converted at MarkWest Hydrocarbon Transaction agreement's stated consideration of $20 per share. The payment of cash to the stockholders of MarkWest Hydrocarbon is considered a distribution of capital, and accordingly, a reduction of MarkWest Hydrocarbon stockholders' equity.

        (c)   The $6.8 million cash adjustment reflects estimated direct costs of the MarkWest Hydrocarbon Transaction yet to be paid (estimated $2.7 million incurred by us and $4.1 million incurred by MarkWest Hydrocarbon). The estimated direct costs of MarkWest Hydrocarbon already incurred ($3.9 million) plus the $4.1 million yet to be paid are included in the purchase price allocation. We expense our direct costs (total estimate of $9.1 million of which $6.4 million was incurred in 2007) as we were not the acquirer for accounting purposes. The total costs of the MarkWest Hydrocarbon Transaction for both MarkWest Hydrocarbon and us are expected to be $17.1 million.

        (d)   MarkWest Hydrocarbon had previously entered into an arrangement with certain of our directors and our employees referred to as the "Participation Plan." Under this plan, MarkWest Hydrocarbon sold interests in our general partner, under a purchase and sale agreement. Under Statement of Financial Accounting Standards No. 123R, Share Based Payment, our general partner interests were classified as liability awards and were required to be marked-to-market at the end of each period. As a result of the buyout of non-MarkWest Hydrocarbon interests in our general partner, the obligations remaining under the Participation Plan are no longer due and as such all impacts of these transactions have been removed, including expenses incurred. We paid cash of $21.0 million and issued 946,146 of our common units (valued at $30.1 million on the merger date) to the Class B members of our general partner for Class B membership interests. In total the consideration for units and cash was $51.1 million on the merger date. The payments made to the Class B membership interests owners are treated as a reduction of our general partner compensation accrual with the difference of $3.2 million being recorded as compensation expense on the day of the merger at the then-current per unit market price of $31.79.

        (e)   Reflects $3.7 million of marketable securities redeemed to partially fund the cash exchange of $240.5 million.

        (f)    Represents a preliminary proportional step-up of our assets and related depreciation/amortization expense as a result of the purchase accounting treatment of the merger (as referenced in the preliminary purchase price allocation in Note 2). The fair value estimates for customer relationships were estimated from a version of the income approach, known as the excess earnings method. This process involves an analysis of the expected future invested capital cash flows after concluding a provision for a fair return on other recognized contributory assets.

        The fair value of our senior notes was computed using a high yield market price from a banking organization.

        The fair value estimates for tangible assets were valued using the cost approach. The cost approach was applied using historical cost information while considering the estimated cost of reproduction new.

        The residual purchase price allocation is allocated to goodwill.

        The final purchase price allocations may result in different allocations for tangible and intangible assets than presented in the unaudited pro forma condensed combined financial statements, and those differences could be material.

        (g)   Reflects the elimination of 85.7% deferred financing costs and related amortization expense associated with our long-term debt to reflect the purchase method of accounting.

        (h)   Reflects adjustment to write off deferred tax assets and liabilities related to other pro forma adjustments. In addition, provision for income tax expense was modified to account for MarkWest Hydrocarbon's ownership of 30.7% of our stand alone earnings, excluding the impact of the proportional step-up.

        (i)    Reflects the merger being accounted for in MarkWest Hydrocarbon's consolidated financial statements as an acquisition of non-controlling interest using the purchase method of accounting.

        (j)    Reflects the fair value of non-controlling interest of $1.1 billion held as of the merger date of February 21, 2008 based on the closing price of $31.79.

        (k)   Reflects the revaluation of MarkWest Hydrocarbon's unvested restricted stock as of February 21, 2008 that were converted to our phantom units. The original valuation of these awards was determined by MarkWest Hydrocarbon at the original grant dates.

        (l)    Reflects the elimination of transaction costs recorded by MarkWest Hydrocarbon in its historical results of operations.

        (m)  Reflects additional interest expense and amortization expense of deferred financing costs related to our $225.0 million term loan under our credit agreement.

        (n)   Reflects the elimination of MarkWest Hydrocarbon stockholders' equity and the issuance of our common units as consideration for the MarkWest Hydrocarbon Transaction. See the reconciliation of historical weighted average basic and diluted shares to the pro forma weighted average basic and diluted shares used to calculate earnings per share below (in thousands):

Year Ended December 31, 2007
Basic:
MarkWest Energy weighted average units	35,496
MarkWest Energy vested new phantom units	106
Exchange of MarkWest Hydrocarbon's MarkWest Energy units for Class A units	(4,939)
MarkWest Energy units issued to Class B members of our general partner	946
Units issued by MarkWest Energy to MarkWest Hydrocarbon (at exchange ratio of 1.9051 to 1)	15,453

Pro forma weighted average units—Basic	47,062
Diluted:
Dilution from MarkWest Hydrocarbon restricted shares converted to MarkWest Energy phantom units	49
Dilution from MarkWest Energy unvested phantom units	161
Dilution from MarkWest Energy new phantom units	204

Pro forma MarkWest Hydrocarbon's weighted average shares—Diluted(1)	47,476

(1)
Due to MarkWest Hydrocarbon's net loss, phantom units were excluded from the calculation of diluted units because the common units were anti-dilutive.

        (o)   Costs expected to be incurred in relation to the accounting for the merger.

4.     Transaction Financing

        In addition to cash on hand, we arranged our $225.0 million term loan under our credit agreement that was used to fund part of the $240.5 million in cash distributions for the merger. A change of 1/8% in the assumed interest rate on this loan of 6.2% would impact annual pro forma earnings by approximately $281,000. As of March 31, 2008, the weighted average interest rate on our term loan was 5.75%.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

        General.    Within 45 days after the end of each quarter, we distribute all of our available cash to our unitholders of record on the applicable record date. We will make distributions of available cash to all our unitholders (common and Class A), pro rata and we will make distributions of Hydrocarbon Available Cash (as defined below) pro rata to our common unitholders.

        Definition of Available Cash.    We define available cash in our amended and restated partnership agreement, and it generally means, for each fiscal quarter:

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  all cash and cash equivalents on hand at the end of the quarter (excluding cash at MarkWest Hydrocarbon);

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  less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

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  provide for the proper conduct of our business;

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  comply with applicable law, any of our debt instruments, or other agreements; or

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  provide funds for distributions to our unitholders for any one or more of the next four quarters;

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  plus all cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

        Hydrocarbon Available Cash.    Generally, Hydrocarbon Available Cash is defined as all cash and cash equivalents on hand derived from or attributable to our ownership of, or sale or other disposition of, the shares of common stock of MarkWest Hydrocarbon.

        Contractual Restrictions on Our Ability to Distribute Available Cash.    Our ability to distribute available cash is contractually restricted by the terms of our credit agreement. Our credit agreement contains covenants requiring it to maintain certain financial ratios and a minimum net worth. We are prohibited from making any distribution to unitholders if such distribution would cause an event of default or otherwise violate a covenant under our credit agreement. In addition, our credit agreement prohibits us from borrowing more than $0.75 per outstanding unit during any consecutive 12-month period for the purpose of making distributions to our unitholders. Our credit agreement provides that any amount so borrowed must be repaid once annually.

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of the third amended and restated partnership agreement, which our general partner, MarkWest Energy GP, L.L.C. (the "General Partner"), adopted in connection with the MarkWest Hydrocarbon Transaction and is referred to herein as the "amended and restated partnership agreement."

        We summarize the following provisions of the amended and restated partnership agreement elsewhere in this prospectus:

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  with regard to cash available for distribution, please read "Cash Distribution Policy" beginning on page S-38;

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  with regard to the transfer of Partnership common units, please read "Description of the Common Units—Transfer of Common Units" beginning on page S-54; and

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  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences" beginning on page 38 of the accompanying base prospectus.

Organization and Duration

        We were organized on January 25, 2002 and will have a perpetual existence, unless dissolved in accordance with Article XII of the amended and restated partnership agreement.

Purpose

        Our purpose under the amended and restated partnership agreement is limited to serving as a member of our operating company, MarkWest Energy Operating Company, L.L.C., which were refer to as "Opco," and engaging in any business activities that may be engaged in by Opco or that are approved by the General Partner. All of our operations are conducted through Opco and its subsidiaries or MarkWest Hydrocarbon. We own 100% of the outstanding membership interest of Opco and 100% of the outstanding common stock of MarkWest Hydrocarbon. The limited liability company agreement of Opco provides that Opco may, directly or indirectly, engage in:

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  its operations as conducted immediately before our initial public offering;

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  any other activity approved by the General Partner but only to the extent that the General Partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as this term is defined in Section 7704 of the Internal Revenue Code; or

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  any activity that enhances the operations of an activity that is described in either of the two preceding clauses or any other activity provided such activity does not affect our treatment as a partnership for federal income tax purposes.

        The General Partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

        Each limited partner, and each person who acquires one of our common units from one of our unitholders and executes and delivers a transfer application, grants to the General Partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the General Partner the authority to amend, and to make consents and waivers under, the amended and restated partnership agreement subject to the terms thereof.

Capital Contributions

        Our unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Partnership Class A Units

        Class A units represent limited partner interests in us and have identical rights and obligations of our common units except that Class A units (a) do not have the right to vote on, approve or disapprove, or otherwise consent to or not consent to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law and (b) do not share in any cash and cash equivalents on hand, income, gains, losses, deductions and credits that are derived from or attributable to our ownership of, or sale or disposition of, the shares of MarkWest Hydrocarbon common stock.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the amended and restated partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units in us plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

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  to approve some amendments to the amended and restated partnership agreement; or

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  to take other action under the amended and restated partnership agreement constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the General Partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner based on the limited partner's conduct. Neither the amended and restated partnership agreement nor the Delaware Act specifically provides for legal recourse against the General Partner if a limited partner were to lose limited liability through any fault of the General Partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of us, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to us, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the amended and restated partnership agreement.

        Our subsidiaries conduct business in multiple states. Maintenance of our limited liability as a member of Opco may require compliance with legal requirements in the jurisdictions in which Opco conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If, by virtue of our membership interest in Opco or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve some amendments to the amended and restated partnership agreement, or to take other action under the amended and restated partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the General Partner under the circumstances. We will operate in a manner that the General Partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

        The following matters specified below require a vote of our unitholders.

Election of directors of the General Partner	Plurality of the votes cast at meetings of the limited partners.
Amendment of the amended and restated partnership agreement
Certain amendments may be made by the General Partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding common units. Please read "—Amendment of the Amended and Restated Partnership Agreement" beginning on page S-42.
Merger or the sale of all or substantially all of our assets	Majority of our outstanding common units. Please read "—Merger, Sale or Other Disposition of Assets" beginning on page S-44.
Dissolution of us	Majority of our outstanding common units. Please read "—Termination and Dissolution" on page S-44.
Amendment of the limited liability company agreement and other action taken by us as sole member of Opco
Majority of our outstanding common units if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. Please read "—Action Relating to the Operating Company" on page S-44.

Issuance of Additional Securities

        The amended and restated partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by the General Partner in its sole discretion without the approval of our unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units in us or other equity securities. Holders of any additional common units in us that we issue will be entitled to share equally with the then-existing holders of our common units in distributions of available cash.

In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of our common units in our net assets.

        In accordance with Delaware law and the provisions of the amended and restated partnership agreement, we may also issue additional partnership securities interests that, in the sole discretion of the General Partner, have special voting rights to which holders of our common units are not entitled.

Amendment of the Amended and Restated Partnership Agreement

        General.    Amendments to the amended and restated partnership agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion, except as discussed below. In order to adopt a proposed amendment, other than the amendments discussed below, the General Partner must seek written approval of the holders of the number of our common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding common units.

        Prohibited Amendments.    No amendment may be made that would:

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  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

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  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to the General Partner or any of its affiliates without the consent of the General Partner, which may be given or withheld in its sole discretion;

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  change the term of the Partnership;

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  provide that we are not dissolved upon an election to dissolve us by the General Partner that is approved by a majority of outstanding common units; or

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  give any person the right to dissolve us other than the General Partner's right to dissolve us with the approval of a majority of our outstanding common units.

        The provision of the amended and restated partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of our outstanding common units voting together as a single class.

        No Partnership Unitholder Approval.    The General Partner may generally make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee to reflect:

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  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal, or removal of partners, as applicable, in accordance with the amended and restated partnership agreement;

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  a change that, in the sole discretion of the General Partner, is necessary or advisable for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of us, Opco and its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or the General Partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

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  subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of the General Partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

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  any amendment expressly permitted in the amended and restated partnership agreement to be made by the General Partner acting alone;

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  an amendment effected, necessitated or contemplated by a redemption and merger agreement that has been approved in accordance with the terms of the amended and restated partnership agreement;

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  any amendment that, in the discretion of the General Partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the amended and restated partnership agreement;

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  a merger or conveyance the sole purpose of which is to effect a change in the legal form of us to another limited liability entity;

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  a change in our fiscal year or taxable year and related changes; or

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  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, the General Partner may make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the general partner:

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  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

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  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the General Partner deems to be in our best interest and the best interest of the limited partners;

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  are necessary or advisable for any action taken by the General Partner relating to splits or combinations of units under the provisions of the amended and restated partnership agreement; or

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  are required to effect the intent of the provisions of the amended and restated partnership agreement or are otherwise contemplated by the amended and restated partnership agreement.

        Opinion of Counsel and Partnership Unitholder Approval.    The General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in us being treated as an entity for federal income tax purposes if one of the amendments described above under "—No Partnership Unitholder Approval" should occur. No other amendments to the amended and restated partnership agreement will become effective without the approval of holders of at least 90% of the outstanding Partnership common units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners or cause us, Opco or its subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

        Amendments requiring 80% of the Outstanding Partnership Common Units.    Any amendments regarding provisions dealing with amendments to the amended and restated partnership agreement, limited partner meetings and related to election of the directors of the General Partner board at annual meetings, quorum, action without a meeting and voting rights cannot be amended without 80% of our outstanding common units voting in favor of such amendments.

Action Relating to the Operating Company

        Without the approval of the holders of a majority of our outstanding common units, the General Partner is prohibited from consenting on our behalf, as the sole member of Opco, to any amendment to the limited liability company agreement of Opco or taking any action on our behalf permitted to be taken by a member of Opco in each case that would adversely affect our limited partners (or any particular class of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

        The amended and restated partnership agreement generally prohibits the General Partner, without the prior approval of the holders of a majority of our outstanding common units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries as a whole. The General Partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. The General Partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval.

        If conditions specified in the amended and restated partnership agreement are satisfied, the General Partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change our legal form into another limited liability entity. Our unitholders are not entitled to appraisal rights under the amended and restated partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event for such purpose.

Termination and Dissolution

        We will continue as a limited partnership until terminated under the amended and restated partnership agreement. We will dissolve upon:

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  the election of the General Partner to dissolve us, if approved by the holders of a majority of our outstanding common units;

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  the sale, exchange or other disposition of all or substantially all of our assets and properties and our subsidiaries;

  •
  the entry of a decree of judicial dissolution of us; or

  •
  the withdrawal of the General Partner in violation of the amended and restated partnership agreement and the successor general partner is not admitted.

Liquidation and Distribution of Proceeds

        Upon our dissolution, the liquidator authorized to wind up our affairs will, acting with all of the powers of the General Partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy—Distributions of Cash Upon Liquidation" on page S-38. The liquidator may defer liquidation of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

No Withdrawal or Removal of the General Partner

        The General Partner cannot withdraw or cannot be removed at any time for any reason. Any attempt of withdrawal or removal of the General Partner will be null and void. Nonetheless, if the General Partner withdraws in violation of the amended and restated partnership agreement:

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  the withdrawing General Partner must give 90 days notice to the limited partners;

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  the successor general partner will be elected by a plurality of the votes of our unitholders at a special meeting or an annual meeting;

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  the successor general partner elected will be admitted to the Partnership as the general partner effective immediately prior to the withdrawal of the predecessor general partner;

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  the successor general partner elected will automatically become the successor general partner or managing member of our subsidiaries; and

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  if the successor general partner is elected, we will not be dissolved and the successor general partner will continue the business of us.

Transfer of General Partner Interests

        The General Partner interests cannot be transferred to any person for any reason. So long as we are a limited partnership, 100% of the General Partner interests will be owned by the Partnership or one or more of its wholly owned subsidiaries.

Change of Management Provisions

        The amended and restated partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove MarkWest Energy GP, L.L.C. as the general partner or otherwise change management. If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group who acquires the units with the prior approval of the General Partner board.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of our common units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Our common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the General Partner at the written direction of the record holder. Absent direction of this kind, our common units will not be voted.

        Any action that is required or permitted to be taken by unitholders may be taken either at a meeting of our unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of our unitholders may be called by the General Partner or by our unitholders owning at least 20% of our outstanding common units. Our unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding common units, represented in person or by proxy, will constitute a quorum unless any action by our unitholders requires approval by holders of a greater percentage of our common units, in which case the quorum will be the greater percentage.

        However, if at any time any person or group, other than the General Partner and its affiliates, or a direct or subsequently approved transferee of the General Partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Our common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of our common units under the amended and restated partnership agreement will be delivered to the record holder by us or by the transfer agent.

        The annual meeting of the limited partners holding our common units will be held in June each year or on such other date and time as may be fixed from time to time by the General Partner. Notice of the annual meeting will be given between ten days and 60 days prior to the meeting date. The limited partners holding our common units will vote together as a single class. The limited partners entitled to vote will elect by plurality of the votes cast at such meeting the directors of the General Partner. Each of our common units is entitled to one vote for each of our common units that is registered in the name of the limited partner on the record date for the meeting. The General Partner, the Partnership or their affiliates cannot vote their units that they are otherwise entitled to vote, and those units are not considered to be outstanding for purposes of determining a quorum.

Board of Directors

        The number of directors of the General Partner board will be between seven and eleven, but the number of the directors may be changed by the majority of the directors of the General Partner board so long as the decrease in number does not shorten the term of any incumbent director. Unless otherwise previously elected at a special meeting, at each annual meeting of the limited partners, the directors will be elected to hold office until the next annual meeting. Each director will hold office for the term for which such director is elected or until such director's earlier death, resignation or removal. Any vacancies may be filled, until the next annual meeting, by a majority of the remaining directors then in office. A director may be removed only for cause and only upon a vote of the majority of the remaining directors then in office. If the SEC promulgates a rule that provides for nominations by the stockholders of publicly traded companies of persons for election to the board of directors, the Partnership and the General Partner will adopt such rule as applied to a corporation without regard to any exemptions provided to limited partnerships.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability" beginning on page S-40, our common units will be fully paid, and our unitholders will not be required to make additional contributions.

        An assignee of one of our common units, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. The General Partner will vote and exercise other powers attributable to our common units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Please read "—Meetings; Voting" above. Transferees that do not execute and deliver a transfer application will not be treated as assignees nor as record holders of our common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of our common units. Please read "Description of the Common Units—Transfer of Common Units" beginning on page S-54.

Non-citizen Assignees; Redemption

        If the we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the General Partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or the General Partner determines, with the advice of counsel, after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee and the General Partner will be substituted for such non citizen assignee as the limited partner in respect of his limited partner interests. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under the amended and restated partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  the General Partner;

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  any person who is or was an affiliate of the General Partner or any departing general partner;

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  any person who is or was a member, partner, officer, director, employee, agent or trustee of us, Opco, any of their subsidiaries, the General Partner or any affiliate of us, Opco or any of their subsidiaries; or

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  any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

        Any indemnification under these provisions will only be out of our assets. The General Partner and its affiliates will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with our activities, regardless of whether we would have the power to indemnify the person against liabilities under the amended and restated partnership agreement.

Books and Reports

        The General Partner is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect the Partnership's Books and Records

        The amended and restated partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

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  a current list of the name and last known address of each limited partner;

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  a copy of our tax returns;

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  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each limited partner and the date on which each became a limited partner;

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  copies of the amended and restated partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

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  information regarding the status of our business and financial condition; and

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  any other information regarding our affairs as is just and reasonable.

        The General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in our or our subsidiaries' best interests, could damage us or our subsidiaries or which we or our subsidiaries are required by law or by agreements with third parties to keep confidential.

DIRECTORS AND EXECUTIVE OFFICERS

Management of MarkWest Energy Partners, L.P.

        MarkWest Energy GP, L.L.C., as our general partner, manages our operations and activities on our behalf. Our general partner's board of directors will be elected by our unitholders beginning at our annual meeting later this year. Our general partner is liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically non-recourse to it.

        The members of the Audit Committee of the board of directors of our general partner are Keith E. Bailey (chairman), Donald C. Heppermann, William A. Kellstrom and William P. Nicoletti. The Audit Committee reviews our external financial reporting, recommends engagement of our independent auditors and reviews procedures for internal auditing and the adequacy of our internal accounting controls. Four members of the board of directors of our general partner now serve on the Compensation Committee: Charles K. Dempster (chairman), Keith E. Bailey, William A. Kellstrom and Donald D. Wolf. The Compensation Committee oversees compensation decisions for the directors and officers of our general partner, as well as the overall compensation plans. Finally, as a result of the redemption and merger, our general partner's board established a Nominating and Corporate Governance Committee in accordance with the New York Stock Exchange's corporate governance rules. The Nominating and Corporate Governance Committee members are Donald C. Heppermann (chairman), William A. Nicoletti, and Michael L. Beatty.

Directors and Executive Officers of MarkWest Energy GP, L.L.C.

        The following table shows information for the directors and executive officers of MarkWest Energy GP, L.L.C., our general partner, as of April 7, 2008. Executive officers are appointed and directors are elected for one-year terms.

Name	Age	Position with our General Partner	Since
John M. Fox	67	Chairman of the Board of Directors	2002
Keith E. Bailey	66	Director	2005
Michael L. Beatty	60	Director	2008
Charles K. Dempster	65	Director	2002
Donald C. Heppermann	65	Director	2002
William A. Kellstrom	66	Director	2002
Anne E. Fox Mounsey	41	Director	2008
William P. Nicoletti	62	Director	2002
Donald D. Wolf	64	Director	2008
Frank M. Semple	56	President, Chief Executive Officer and Director	2003
C. Corwin Bromley	50	Senior Vice President, General Counsel and Secretary	2004
Nancy K. Buese	38	Senior Vice President, Chief Financial Officer	2005
John C. Mollenkopf	46	Senior Vice President, Chief Operations Officer	2002
Randy S. Nickerson	46	Senior Vice President, Chief Commercial Officer	2002
Andrew L. Schroeder	49	Vice President, Finance and Treasurer	2003

Directors of MarkWest Energy GP, L.L.C.

        John M. Fox has served as Chairman of the Board of Directors of our general partner since its inception in May of 2002, and in the same capacity for MarkWest Hydrocarbon since its inception in April 1988. Mr. Fox also served as President and Chief Executive Officer of our general partner and of MarkWest Hydrocarbon from their respective inception until his retirement as President on November 1, 2003 and his resignation as Chief Executive Officer effective December 31, 2003. Mr. Fox was a founder of Western Gas Resources, Inc. and was its Executive Vice President and Chief

Operating Officer from 1972 to 1986. Mr. Fox is the father of Anne E. Fox Mounsey, a member of the Board of Directors of our general partner.

        Keith E. Bailey has served as a member of the Board of Directors of our general partner since January 2005. Mr. Bailey serves as the chairman of the Board's Audit Committee and also serves on the Board's Compensation Committee. Mr. Bailey was formerly the Chairman, President and Chief Executive Officer of The Williams Companies, Inc. ("Williams"). Commencing in 1973, Mr. Bailey served in various capacities with Williams and its subsidiaries, including President and Chairman of Williams Pipe Line, Chairman of WilTel Communications, President of Williams Natural Gas, and Executive Vice President and Chief Financial Officer of Williams. Also, Mr. Bailey served on the Williams board of directors from 1988 until his retirement in 2002, including eight years as Chairman. He currently serves on the boards of directors of Apco Argentina Inc., Associated Electric & Gas Insurance Services Limited (AEGIS) and Integrys Energy Group, Inc. Mr. Bailey holds a bachelor's degree in mechanical engineering from the Missouri School of Mines and Metallurgy.

        Michael L. Beatty was elected to the Board of Directors of our general partner in February 2008 and serves on the Board's Nominating and Corporate Governance Committee, having previously served as a member of the board of directors of MarkWest Hydrocarbon, Inc. since June 2005. Mr. Beatty is currently Chairman of the law firm of Beatty & Wozniak, P.C. headquartered in Denver, Colorado, with a practice focused exclusively on energy, including oil and gas exploration, regulatory affairs, public lands, litigation and title. A Harvard Law School graduate, Mr. Beatty began his career in the energy industry as in-house counsel for Colorado Interstate Gas Company, and ultimately became Executive Vice President, General Counsel and a Director of The Coastal Corporation. He served as Chief of Staff to Colorado Governor Roy Romer from 1993 to 1995. Mr. Beatty also currently serves on the board of directors of Denbury Resources Inc.

        Charles K. Dempster has served as a member of the Board of Directors of our general partner since December 2002. Mr. Dempster serves as the chairman of the Board's Compensation Committee. Mr. Dempster has more than 30 years of experience in the natural gas and power industry. He held various management and executive positions with Enron Corporation and its predecessors between 1969 and 1986, focusing on natural gas supply, transmission and distribution. From 1986 through 1992, Mr. Dempster served as President of Reliance Pipeline Company and Executive Vice President of Nicor Oil and Gas Corporation, oil and natural gas midstream and exploration subsidiaries of Nicor Inc. in Chicago. In 1993, he was appointed President of Aquila Energy Corporation, a wholly owned midstream, pipeline and energy-trading subsidiary of Utilicorp, Inc. Mr. Dempster retired in 2000 as Chairman and Chief Executive Officer of Aquila Energy Company. Mr. Dempster holds a bachelor's degree in civil engineering from the University of Houston and attended graduate business school at the University of Nebraska.

        Donald C. Heppermann has served as a member of the Board of Directors of our general partner since its inception in May 2002 and of MarkWest Hydrocarbon's board of directors since November 2002, and serves as chairman of the Board's Nominating and Corporate Governance Committee and serves on the Audit Committee and the Pricing Committee. Mr. Heppermann served as Executive Vice President, Chief Financial Officer and Secretary of our general partner and of MarkWest Hydrocarbon, Inc. since October 2003 until his retirement in March 2004. Mr. Heppermann joined our general partner and MarkWest Hydrocarbon in November 2002 as Senior Vice President and Chief Financial Officer, and served as Senior Executive Vice President beginning in January 2003. Prior to joining MarkWest Hydrocarbon, Mr. Heppermann was a private investor and a career executive in the energy industry with responsibilities in operations, finance, business development and strategic planning. From 1990 to 1997, Mr. Heppermann served as President and Chief Operating Officer for InterCoast Energy Company, an unregulated subsidiary of Mid American Energy Company. From 1987 to 1990, Mr. Heppermann was employed by Pinnacle West Capital Corporation, the holding company for Arizona Public Service Company, where he was Vice President of Finance. From 1965 to 1987, Enron

Corporation and its predecessors employed Mr. Heppermann in a variety of positions, including Executive Vice President, Gas Pipeline Group.

        William A. Kellstrom has served as a member of the Board of Directors of our general partner since its inception in May 2002 and of MarkWest Hydrocarbon's board of directors since May 2000. Mr. Kellstrom serves on the general partner Board's Audit Committee and also serves on the Board's Compensation Committee. Mr. Kellstrom has held a variety of managerial positions in the natural gas industry since 1968. They include distribution, pipelines and marketing. He held various management and executive positions with Enron Corporation, including Executive Vice President, Pipeline Marketing and Senior Vice President, Interstate Pipelines. In 1989, he created and was President of Tenaska Marketing Ventures, a gas marketing company for the Tenaska Power Group. From 1992 until 1997 he was with NorAm Energy Corporation (since merged with Reliant Energy, Incorporated) where he was President of the Energy Marketing Company and Senior Vice President, Corporate Development. Mr. Kellstrom retired in 1997 and is periodically engaged as a consultant to energy companies.

        Anne E. Fox Mounsey was elected to the Board of Directors of our general partner in February 2008. Ms. Mounsey previously served as a member of the board of directors of MarkWest Hydrocarbon, Inc. since October 2004. From 1991 to 2003, Ms. Mounsey held various positions with MarkWest Energy and MarkWest Hydrocarbon, her most recent as Manager of Marketing and Business Development. Ms. Mounsey is the daughter of John M. Fox, our general partner's Chairman of the Board of Directors.

        William P. Nicoletti has served as a member of the Board of Directors of our general partner since its inception in May 2002. Mr. Nicoletti serves on the Board's Audit Committee and also serves on the Board's Nominating and Corporate Governance Committee. Mr. Nicoletti is Managing Director of Nicoletti & Company Inc., a private banking firm formed in 1991. Previously, he was a Managing Director and head of Energy Investment Banking for PaineWebber Incorporated and E.F. Hutton & Company Inc. Mr. Nicoletti is a director and Chairman of the Audit Committee of Kestrel Heat LLC, the general partner of Star Gas Partners, L.P. Mr. Nicoletti is a graduate of Seton Hall University and received an MBA from Columbia University Graduate School of Business.

        Donald D. Wolf was elected to the Board of Directors of our general partner in February 2008 and serves on the Board's Compensation Committee. Mr. Wolf previously served as a member of the board of directors of MarkWest Hydrocarbon, Inc. since June 1999. In September 2004, Mr. Wolf joined Aspect Energy, LLC as President and Chief Executive Officer. He is also Chief Executive Officer and a Partner of Quantum Resources, LLC. Mr. Wolf currently serves as a Director of Aspect Energy, Enduring Resources, and Ascend Geo, LLC. Mr. Wolf previously served as Chairman, Chief Executive Officer and Director of Westport Resources Corporation from July 1996 until Westport's merger with Kerr McKee Corporation in 2004. Mr. Wolf has a diversified 40-year career in the oil and natural gas industry.

        Frank M. Semple was appointed as President of both our general partner and MarkWest Hydrocarbon, Inc. on November 1, 2003. Mr. Semple also became Chief Executive Officer of both MarkWest entities on January 1, 2004. Mr. Semple is a member of the Board of Directors of our general partner and of MarkWest Hydrocarbon. Prior to his service with MarkWest Hydrocarbon, Mr. Semple served in various capacities, most recently as Chief Operating Officer of WilTel Communications, formerly Williams Communications Group, Inc. ("WCG") from 1997 to 2003. Prior to his tenure at WilTel Communications, he was the Senior Vice President/General Manager of Williams Natural Gas from 1995 to 1997, Vice President of Marketing and Vice President of Operations and Engineering for Northwest Pipeline, and Director of Product Movements and Division Manager for Williams Pipeline during his 22-year career with The Williams Companies. During his tenure at Williams Communications, he also served on the board of directors for PowerTel Communications and the Competitive Telecommunications Association (Comptel). Mr. Semple holds a

Mechanical Engineering degree from the United States Naval Academy and is a professional engineer registered in the state of Kansas.

Executive Officers of MarkWest Energy GP, L.L.C.

        C. Corwin Bromley, Senior Vice President, General Counsel and Secretary, was appointed as General Counsel of our general partner in September 2004. Prior to joining MarkWest Energy GP, L.L.C., Mr. Bromley served as Assistant General Counsel at Foundation Coal Holdings, Inc. f/k/a RAG American Coal Holding, Inc. from 1999 through 2004, and as General-Managing Attorney and Sr. Environmental Attorney at Cyprus Amax Minerals Company from 1989 to 1999. Prior to that, Mr. Bromley was in private practice with the law firm Popham, Haik, Schnobrich & Kaufman from 1984 through 1989. Preceding his legal career, Mr. Bromley worked as a structural/design engineer involved in several domestic and international LNG and energy projects with the firms CBI, Inc. and Chicago Bridge & Iron Company. Mr. Bromley received his J.D. degree from the University of Denver and his bachelor's degree in Civil Engineering from the University of Wyoming.

        Nancy K. Buese, Senior Vice President, Chief Financial Officer, was appointed Chief Financial Officer of our general partner in October 2006. Prior to her appointment as CFO, Ms. Buese served as Chief Accounting Officer of our general partner since November 2005. Prior to joining our general partner, Ms. Buese was the Chief Financial Officer for Experimental and Applied Sciences ("EAS") in Golden, Colorado. EAS is a wholly owned subsidiary of Abbott Laboratories. Prior to her employment at EAS, Ms. Buese was a Vice President with TransMontaigne Inc. in Denver, Colorado. Preceding this appointment, Ms. Buese was a Partner with Ernst & Young LLP, having spent time in the firm's Denver, London, New York and Washington, D.C. offices.

        John C. Mollenkopf, Senior Vice President, Chief Operations Officer, was appointed as Chief Operations Officer of our general partner in October 2006. Prior to his appointment as COO, Mr. Mollenkopf served as Senior Vice President, Southwest Business Unit, since January 2004 and as Vice President, Business Development since January 2003. Prior to these positions, he served as Vice President, Michigan Business Unit, of our general partner since its inception in May 2002 and in the same capacity with MarkWest Hydrocarbon since December 2001. Prior to that, Mr. Mollenkopf was General Manager of the Michigan Business Unit of MarkWest Hydrocarbon since 1997. He joined MarkWest Hydrocarbon in 1996 as Manager, New Projects. From 1983 to 1996, Mr. Mollenkopf worked for ARCO Oil and Gas Company, holding various positions in process and project engineering, as well as operations supervision.

        Randy S. Nickerson, Senior Vice President, Chief Commercial Officer, was appointed as Chief Commercial Officer of our general partner in October 2006. Prior to his appointment as CCO, Mr. Nickerson served as Senior Vice President, Corporate Development of our general partner since January 2003. Prior to these positions, Mr. Nickerson served as Senior Vice President of our general partner since its inception in May 2002 and served in the same capacity with MarkWest Hydrocarbon since December 2001. Prior to that, Mr. Nickerson served as MarkWest Hydrocarbon's Vice President and the General Manager of the Appalachia Business Unit since June 1997. Mr. Nickerson joined MarkWest Hydrocarbon in July 1995 as Manager, New Projects and served as General Manager of the Michigan Business Unit from June 1996 until June 1997. From 1990 to 1995, Mr. Nickerson was a Senior Project Manager and Regional Engineering Manager for Western Gas Resources, Inc. From 1984 to 1990, Mr. Nickerson worked for Chevron USA and Meridian Oil Inc. in various process and project engineering positions.

        Andrew L. Schroeder, Vice President Finance, Treasurer and Assistant Secretary, was appointed as Vice President and Treasurer of our general partner in February 2003. Prior to his appointment, he was Director of Finance/Business Development at Crestone Energy Ventures from 2001 through 2002. Prior to that, Mr. Schroeder worked at Xcel Energy for two years as Director of Corporate Financial Analysis. Prior to that, he spent seven years working with various energy companies. He began his career with Touche, Ross & Co. and spent eight years in public accounting. Mr. Schroeder is a Certified Public Accountant licensed in the state of Colorado.

TAX CONSIDERATIONS

        The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units, please read "Material Tax Consequences" beginning on page 38 in the accompanying base prospectus. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

Ratio of Taxable Income to Distributions.

        We estimate that a purchaser of common units in this offering who holds those common units from the date of closing of this offering through December 31, 2010 will be allocated an amount of federal taxable income for that period that will be less than 25% of the cash distributed with respect to that period. A substantial portion of the income that will be allocated to you is expected to be qualified dividend income, which for individuals is subject to a significantly lower maximum federal income tax rate than ordinary income. Qualified dividend income is currently taxed at a 15% rate as compared to a maximum rate of 35% on ordinary income. If you are an individual taxable at the maximum rate on ordinary income, then through December 31, 2010, the date following which the maximum rate on qualified dividend income is scheduled to increase to 35%, the estimated effect of the lower qualified dividend rate will be to produce an after-tax return to you that is the same as if the amount of federal taxable income allocated to you for that period were less than 15% of the cash distributed to you for that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase.

        These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

        Ownership of common units by tax-exempt entities and foreign investors raises issues unique to such persons. Please read "Material Tax Consequences—Tax-Exempt Organizations and Other Investors" in the accompanying base prospectus.

DESCRIPTION OF COMMON UNITS

The Units

        The common units and the Class A units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and Class A units in and to partnership distributions, please read "Cash Distribution Policy." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "Partnership Agreement."

Transfer Agent and Registrar

  Duties

        Wells Fargo Bank, N.A. serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a holder of a common unit; and

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  other similar fees or charges.

        There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the completion, execution and delivery of a transfer application by the investor. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

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  becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

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  automatically requests admission as a substituted limited partner in our partnership;

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  agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

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  represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

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  grants powers of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

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  makes the consents and waivers contained in the partnership agreement.

        An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

        A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

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  the right to assign the common unit to a purchaser or other transferee; and

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  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

        Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

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  will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application; and

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  may not receive some federal income tax information or reports furnished to record holders of common units.

        The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. Please read "Partnership Agreement—Status as Limited Partner or Assignee."

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or applicable stock exchange regulations.

UNDERWRITING

        Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated are acting as the representatives of the underwriters and the joint book-running managers of this offering. Under the terms of an underwriting agreement, which we will file as an exhibit to a current report on Form 8-K, each of the underwriters named below has severally agreed to purchase from us the respective number of common units opposite their names below.

Underwriters	Number of Common Units
Lehman Brothers Inc.	1,625,000
Morgan Stanley & Co. Incorporated	1,625,000
RBC Capital Markets Corporation	625,000
Wachovia Capital Markets, LLC	625,000
Deutsche Bank Securities Inc.	250,000
J.P. Morgan Securities Inc.	250,000

Total	5,000,000

        The underwriting agreement provides that the underwriters' obligation to purchase the common units depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the common units offered hereby (other than the common units covered by their option to purchase additional common units as described below) if any of the common units are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in our business or in the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common units.

	No Exercise	Full Exercise
Per unit	$1.246	$1.246
Total	$6,230,000	$7,164,500

        The representatives of the underwriters have advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.75 per common unit. After the offering, the representatives may change the offering price and other selling terms.

        The expenses of the offering that are payable by us are estimated to be approximately $0.6 million (excluding underwriting discounts and commissions).

Option to Purchase Additional Common Units

        We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate of 750,000 additional common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 5,000,000 common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter's percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

        We, our operating company, our general partner and certain of its affiliates, including the directors and executive officers of our general partner, have agreed not to, without the prior written consent of Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated (1) directly or indirectly, offer, pledge, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common units or any securities which may be converted into or exchanged for any common units, other than certain permitted transfers, issuances and grants of options, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common units, (3) file or cause to be filed a registration statement, including any amendments (other than a registration statement on Form S-8 in connection with employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus supplement, our registration statement on Form S-3 initially filed on March 14, 2008 (File No. 333-149742) or any registration statement or amendment thereto filed in connection with the satisfaction of registration rights obligations relating to our proposed senior notes due 2018), with respect to the registration of any common units or securities convertible or exchangeable into common units or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days from the date of this prospectus supplement.

        Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, in their discretion, may release the common units and the other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common units and the other securities from lock-up agreements, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated will consider, among other factors, the unitholder's reasons for requesting the release, the number of common units and other securities for which the release is being requested and the market conditions at the time.

Indemnification

        We, our operating company and our general partner have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Securities Exchange Act of 1934:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of the common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time. Prior to purchasing the common units being offered pursuant to this prospectus supplement, one of the underwriters purchased, on behalf of the syndicate, 212,500 common units at an average price of $31.1756 per common unit in stabilizing transactions.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus supplement in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

        Other than the prospectus supplement in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus supplement or registration statement of which this prospectus supplement and the accompanying base prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

New York Stock Exchange

        The common units are listed on the New York Stock Exchange under the symbol "MWE."

Relationships/NASD Conduct Rules

        Each of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us. Lehman Brothers Inc. acted as financial advisor to the conflicts committee of the board of directors of our general partner in connection with the MarkWest Hydrocarbon Transaction, for which it received a customary fee. In addition, affiliates of Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Wachovia Capital Markets, LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are lenders under our revolving credit facility. We intend to use a portion of the net proceeds of this offering to repay borrowings under our revolving credit facility and, accordingly, those affiliates will receive a substantial portion of the proceeds from this offering through such repayment. See "Use of Proceeds."

        Because more than 10% of the proceeds of this offering are being paid to affiliates of the underwriters, this offering is being conducted in accordance with Rule 2710(h) of the National Association of Securities Dealers' Conduct Rules (which are part of the FINRA Rules). Because a bona fide independent market exists for our common units, the Financial Industry Regulatory Authority, or FINRA, does not require that we use a qualified independent underwriter for this offering. Additionally, because FINRA views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Selling Restrictions

  Public Offer Selling Restrictions Under the Prospectus Directive

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state other than:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us, or the underwriters.

  Selling Restrictions Addressing Additional United Kingdom Securities Laws

        This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

LEGAL

        The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The financial statements incorporated in this prospectus supplement by reference from our annual report on Form 10-K for the year ended December 31, 2007 and the effectiveness of MarkWest Energy Partners, L.P.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of MarkWest Hydrocarbon, Inc. incorporated in this prospectus supplement by reference from MarkWest Energy Partners, L.P.'s current report on Form 8-K/A filed March 14, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Starfish Pipeline Company, L.L.C. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 incorporated in this prospectus supplement by reference to MarkWest Energy Partners, L.P. annual report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to significant transactions and relationships with affiliated entities as described in Note 3 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

        Statements included or incorporated by reference in this prospectus supplement that are not historical facts are forward looking statements. We use words such as "could," "may," "predict,"

"should," "expect," "hope," "continue," "potential," "plan," "intend," "anticipate," "project," "believe," "estimate," and similar expressions to identify forward looking statements.

        These forward looking statements are made based upon management's expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward looking statements. We do not update publicly any forward looking statement with new information or future events. Investors are cautioned not to put undue reliance on forward looking statements as many of these factors are beyond our ability to control or predict. Please read "Risk Factors."

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, that registers the offer and sale of the common units covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC's website at http://www.sec.gov. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying base prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Information that we later provide to the SEC, and which is deemed to be "filed" with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus supplement and the accompanying base prospectus and information previously filed with the SEC.

        We incorporate by reference in this prospectus supplement the following documents that we have previously filed with the SEC:

  •
  Our annual report on Form 10-K for the year ended December 31, 2007 as filed with the SEC on February 29, 2008;

  •
  Our current reports on Forms 8-K as filed with the SEC on January 2, 2008, January 9, 2008, January 22, 2008 (as amended by our current report on Form 8-K/A filed on April 7, 2008), January 25, 2008, January 30, 2008, January 31, 2008, February 21, 2008 (as amended by our current report on Form 8-K/A filed on March 14, 2008), and February 28, 2008.

  •
  The description of our common units contained in our registration statement on Form 8-A filed on April 24, 2007, and any subsequent amendments or reports filed for the purpose of updating such description.

        These reports contain important information about us, our financial condition and our results of operations.

        All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and prior to the termination of this offering will also be deemed to be incorporated herein by reference and will automatically update and supersede information in this prospectus supplement and the accompanying base prospectus. Nothing in this prospectus supplement or the accompanying base prospectus shall be deemed to incorporate information furnished to, but not filed with, the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

        You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

MarkWest Energy Partners, L.P.
1515 Arapahoe Street, Tower 2, Suite 700
Denver, CO 80202-2126
Attention: Andrew L. Schroeder
(303) 925-9200

        We also make available free of charge on our internet website at http://www.markwest.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus supplement or the accompanying base prospectus and does not constitute a part of this prospectus supplement or the accompanying base prospectus.

        You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying base prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front of each document.

        We are subject to the information requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. You may read our filings on the SEC's website and at the SEC's Public Reference Room described above. Our common stock trades on the NYSE under the symbol "MWE." Reports that we file with the NYSE may be inspected and copied at the offices of the NYSE described above.

APPENDIX A:
GLOSSARY OF TERMS

        We have included below the definitions for certain terms used in this prospectus supplement.

        barrel:    One barrel of petroleum products equals 42 U.S. gallons.

        bpd:    Barrels per day.

        btu:    British Thermal Units.

        frac spread:    The difference between the NGL product sales price and the purchase price of natural gas with an equivalent btu content.

        incentive distribution right:    A non-voting limited partner partnership interest issued to our general partner in connection with our formation. The partnership interest will confer upon its holder only the rights and obligations specifically provided in the partnership agreement for incentive distribution rights.

        Mcf:    One thousand cubic feet.

        Mcf/d:    One thousand cubic feet per day.

        MMcf/d:    One million cubic feet per day.

        Off-gas:    Ozonated air collected from reaction tanks.

        NGLs:    natural gas liquids, including propane, butane, isobutane, normal butane and natural gasoline.

        throughput:    The volume of gas transported or passing through a pipeline, plant or other facility.

A-1

PROSPECTUS

MarkWest Energy Partners, L.P.

MarkWest Energy Finance Corp.

Common Units
Debt Securities

        We may from time to time offer the following securities under this prospectus:

  •
  common units representing limited partner interests in MarkWest Energy Partners, L.P; and

  •
  debt securities of MarkWest Energy Partners L.P.

        Our common units are traded on the American Stock Exchange under the symbol "MWE." We will provide information in the prospectus supplement for the trading market, for any debt securities we may offer.

        MarkWest Energy Finance Corp. may act as co-issuer of the debt securities, and all other direct or indirect subsidiaries of MarkWest Energy Partners, L.P. (which we refer to as "Subsidiary Guarantors"), other than "minor" subsidiaries as such item is interpreted in securities regulation governing financial reporting for guarantors, may guarantee the debt securities.

        Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we have referred you to in the "Where You Can Find More Information" section of this prospectus for information on us and for our financial statements.

        Limited partnerships are inherently different from corporations. You should carefully consider each of the factors described under "Risk Factors," which begin on page 1 of this prospectus before you make an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 16, 2006

        You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we and MarkWest Energy Finance Corporation have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may offer from time to time our common units or debt securities described in this prospectus in one or more offerings. Each time we offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, before you invest in our securities, you should read this prospectus, any attached prospectus supplements and the additional information described below under "Incorporation of Certain Information by Reference".

        As used in this prospectus, "we," "us," "our," "the Partnership" and "MarkWest Energy Partners" mean MarkWest Energy Partners, L.P. and, where the context requires, include our operating subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You can inspect and/or copy these reports and other information at offices maintained by the SEC, including:

  •
  the principal offices of the SEC located at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549; and

  •
  The SEC's website at http://www.sec.gov.

        In addition, please call the SEC at 1-800-732-0330 for further information on their public reference room.

        Further, our common units are listed on the American Stock Exchange, and you can inspect similar information at the offices of the American Stock Exchange, located at 86 Trinity Place, New York, New York 10006.

        The SEC allows us to incorporate by reference information we file with it into this prospectus. This procedure means that we can disclose important information to you by referring you to documents on file or to be filed with the SEC. The information we incorporate by reference is part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for SEC reports we may have filed after the date of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to 2.02 or 7.01 on any Current Report on Form 8-K) until all offerings under this shelf registration are completed:

  •
  Amendments No. 1 and No. 2 to our Annual Report on Form 10-K/A for the year ended December 31, 2005;

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2005;

  •
  Amendments No. 1 and No. 2 to our Quarterly Report on Form 10-Q/A for the period ended March 31, 2006;

  •
  Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006;

  •
  Our Current Reports on Forms 8-K filed January 5, 2006, January 26, 2006, February 2, 2006, March 10, 2006, April 25, 2006, April 27, 2006, May 4, 2006, May 12, 2006, July 5, 2006, July 7, 2006, July 28, 2006, September 7, 2006, September 26, 2006, October 24, 2006, October 27, 2006, October 30, 2006 and November 1, 2006;

  •
  Amendment No. 1 to our Current Report on Form 8-K/A filed December 22, 2005; and

  •
  The description of our common units contained in our Form 8-A, initially filed with the SEC on February 14, 2002, and any subequent amendment thereto filed for the purpose of updating such description.

        You may request a copy of these filings at no cost by making written or telephone requests for copies to:

      MarkWest Energy Partners, L.P.
      1515 Arapahoe Street
      Tower 2, Suite 700
      Denver, Colorado 80202
      Attention: Andrew L. Schroeder
      Telephone: (303) 925-9200

FORWARD-LOOKING STATEMENTS

        Statements included in this prospectus which are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements.

        These forward-looking statements are made based upon management's current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

        Important factors that could cause our actual results of operations or our actual financial condition to differ include, but are not necessarily limited to:

  •
  Our ability to successfully integrate our recent or future acquisitions;

  •
  The availability of raw natural gas supply for our gathering and processing services;

  •
  Our substantial debt and other financial obligations could adversely impact our financial condition;

  •
  The availability of NGLs for our transportation, fractionation and storage services;

  •
  Our dependence on certain significant customers, producers, gatherers, treaters, and transporters of natural gas, including MarkWest Hydrocarbon;

  •
  The risks that third party oil and natural gas exploration and production activities will not occur or be successful;

  •
  Prices of NGL products and crude oil, including the effectiveness of any hedging activities, and indirectly natural gas prices;

  •
  Competition from other NGL processors and natural gas gatherers, including major energy companies;

  •
  Changes in general economic conditions in regions in which our products are located;

  •
  Our ability to identify and consummate grass roots projects or acquisitions complementary to our business; and.

  •
  Our ability to raise sufficient capital to execute our business plan through borrowing or issuing equity.

        These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. The Partnership undertakes no obligation to update publicly any forward-looking statement whether as a result of new information or future events.

        For a more detailed description of these particular forward-looking statements and for other factors that may affect any forward-looking statements, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 of our most recently filed Annual Report on Form 10-K, as incorporated herein by reference.

        When considering any forward-looking statement, you should also keep in mind the risk factors described under the section entitled "Risk Factors" beginning on page 1 of this prospectus and any other risk factors described in an applicable prospectus supplement. Investors are cautioned not to put undue reliance on forward-looking statements.

ABOUT MARKWEST ENERGY PARTNERS

        We are a publicly traded Delaware limited partnership engaged in the gathering, transportation and processing of natural gas; the transportation, fractionation and storage of NGLs; and the gathering and transportation of crude oil. We are the largest processor of natural gas in the Appalachia region. We also have a large natural gas gathering and transmission business in the southwestern United States, built primarily through acquisitions and investments: Pinnacle Natural Gas, the Lubbock transmission pipeline and the Foss Lake gathering system, all in 2003; the Carthage gathering system in East Texas in July 2004; and in 2005, the Javelina Processing Facilities in Corpus Christi, Texas, and a non-controlling 50% interest in Starfish Pipeline Company, LLC in southern Louisiana and the Gulf of Mexico.

        We generate revenues by providing gathering, processing, transportation, fractionation, and storage services. We believe that the largely fee-based nature of our business and the relatively long-term nature of our contracts provide a relatively stable base of cash flows. As a publicly traded partnership, we have access to, and regularly utilize, both equity and debt capital markets as a source of financing, as well as that provided by our credit facility. Our limited partnership structure also provides tax advantages to our unitholders.

        Our principal executive offices are located at 1515 Arapahoe St., Tower 2, Suite 700, Denver, Colorado 80202, and our phone number is (303) 925-9200. We maintain a website at http://www.markwest.com. Except for information specifically incorporated by reference into this prospectus that may be accessed from our website, the information on our website is not part of this prospectus, and you should rely only on information contained or incorporated by reference in this prospectus.

RISK FACTORS

        You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the information that we have incorporated herein by reference in evaluating an investment in MarkWest Energy Partners, L.P. If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

Risks Inherent in Our Business

  We may not have sufficient cash after the establishment of cash reserves and payment of our general partner's fees and expenses to enable us to pay distributions at the current level.

        We may not have sufficient available cash from operating surplus each quarter to pay the minimum quarterly distribution. The amount of cash we can distribute on our units depends principally on the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the fees we charge and the margins we realize for our services and sales;

  •
  the prices of, level of production of, and demand for natural gas and NGLs;

  •
  the volumes of natural gas we gather, process and transport;

  •
  the level of our operating costs, including reimbursement of fees and expenses of our general partner; and

  •
  prevailing economic conditions.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

  •
  our debt service requirements;

  •
  fluctuations in our working capital needs;

  •
  our ability to borrow funds and access capital markets;

  •
  restrictions contained in our debt agreements;

  •
  the level of capital expenditures we make, including capital expenditures incurred in connection with our enhancement projects;

  •
  the cost of acquisitions, if any; and

  •
  the amount of cash reserves established by our general partner.

        You should be aware that the amount of cash we have available for distribution depends primarily on our cash flow and not solely on profitability, which is affected by non-cash items. As a result, we may make cash distributions during periods when we record losses for financial accounting purposes and may not make cash distributions during periods when we record net earnings for financial accounting purposes.

  If we do not make acquisitions on economically acceptable terms, our future growth will be limited.

        Our ability to grow depends in part on our ability to make acquisitions that result in an increase in the cash generated from operations per unit. If we are unable to make these accretive acquisitions because we are (1) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, (2) unable to obtain financing for these acquisitions on economically acceptable terms, or (3) outbid by competitors, then our future growth and ability to increase distributions will be limited.

  If we are unable to successfully integrate our future acquisitions, our future financial performance may suffer.

        Our future growth will depend in part on our ability to integrate our future acquisitions. We cannot guarantee that we will successfully integrate any acquisitions into our existing operations, or that we will achieve the desired profitability and anticipated results from such acquisitions. Failure to achieve such planned results could adversely affect our financial condition and results of operations.

        The integration of acquisitions with our existing business involves numerous risks, including:

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  operating a significantly larger combined organization and integrating additional midstream operations into our existing operations;

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  difficulties in the assimilation of the assets and operations of the acquired businesses, especially if the assets acquired are in a new business segment or geographical area;

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  the loss of customers or key employees from the acquired businesses;

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  the diversion of management's attention from other existing business concerns;

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  the failure to realize expected synergies and cost savings;

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  coordinating geographically disparate organizations, systems and facilities;

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  integrating personnel from diverse business backgrounds and organizational cultures; and

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  consolidating corporate and administrative functions.

        Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Following an acquisition, we may discover previously unknown liabilities including those under the same stringent environmental laws and regulations relating to releases of pollutants into the environment and environmental protection as applicable to our existing plants, pipelines and facilities. If so, our operation of these new assets could cause us to incur increased costs to address these liabilities or to attain or maintain compliance with such requirements. If we consummate any future acquisition, our capitalization and results of operation may change significantly, and unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

        Our acquisition strategy is based in part on our expectation of ongoing divestitures of assets within the midstream petroleum and natural gas industry. A material decrease in such divestitures could limit our opportunities for future acquisitions, and could adversely affect our operations and cash flows available for distribution to our unitholders.

  Growing our business by constructing new pipelines and processing and treating facilities subjects us to construction risks and risks that natural gas supplies will not be available upon completion of the facilities.

        One of the ways we intend to grow our business is through the construction of additions to our existing gathering systems and construction of new gathering, processing and treating facilities. The construction of gathering, processing and treating facilities requires the expenditure of significant amounts of capital, which may exceed our expectations, and involves numerous regulatory, environmental, political and legal uncertainties. If we undertake these projects, we may not be able to complete them on schedule or at all or at the budgeted cost. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline, the construction will occur over an extended period of time, and we will not receive any material increases in revenues until after completion of the project.

        Furthermore, we may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. We may also rely on estimates of proved reserves in our decision to construct new pipelines and facilities, which may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of proved reserves. As a result, new facilities may not be able to attract enough natural gas to achieve our expected investment return, which could adversely affect our results of operations and financial condition.

  Our substantial debt and other financial obligations could impair our financial condition, results of operations and cash flows, and our ability to fulfill our debt obligations.

        We have substantial indebtedness and other financial obligations. Subject to the restrictions governing our indebtedness and other financial obligations, and the indenture governing our outstanding notes, we may incur significant additional indebtedness and other financial obligations.

        Our substantial indebtedness and other financial obligations could have important consequences. For example, they could:

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  make it more difficult for us to satisfy our obligations with respect to our existing debt;

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  impair our ability to obtain additional financings in the future for working capital, capital expenditures, acquisitions, or general partnership and other purposes;

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  have a material adverse effect on us if we fail to comply with financial and restrictive covenants in our debt agreements, and an event of default occurs as a result of that failure that is not cured or waived;

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  require us to dedicate a substantial portion of our cash flow to payments on our indebtedness and other financial obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, distributions and other general partnership requirements;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

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  place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

        Furthermore, these consequences could limit our ability, and the ability of our subsidiaries, to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Our existing credit facility contains covenants requiring us to maintain specified financial ratios and satisfy other financial conditions, which may limit out ability to grant liens on our assets, make or own certain investments, enter into any swap contracts other than in the ordinary course of business, merge, consolidate, or sell assets, incur indebtedness senior to the credit facility, make distributions on equity investments, and declare or make, directly or indirectly, any distribution on our common units. Please read "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources" as set forth in our most recent Annual Report on Form 10-K incorporated by reference herein. Our obligations under the credit facility are secured by substantially all of our assets and guaranteed by us and all of our subsidiaries, other than our operating company, which is the borrower under the credit facility. In particular, we may be unable to meet those ratios and conditions. Any future breach of any of these covenants or our failure to meet any of these ratios or conditions could result in a default under the terms of our credit facility, which could result in acceleration of our debt and other financial obligations. If we were unable to repay those amounts, the lenders could initiate a bankruptcy or liquidation proceeding, or proceed against the collateral.

  A significant decrease in natural gas production in our areas of operation would reduce our ability to make distributions to our unitholders.

        Our gathering systems are connected to natural gas reserves and wells, from which the production will naturally decline over time, which means that our cash flows associated with these wells will also decline over time. To maintain or increase throughput levels on our gathering systems and the utilization rate at our processing plants and our treating and fractionation facilities, we must continually obtain new natural gas supplies. Our ability to obtain additional sources of natural gas depends in part on the level of successful drilling activity near our gathering systems.

        We have no control over the level of drilling activity in the areas of our operations, the amount of reserves associated with the wells or the rate at which production from a well will decline. In addition, we have no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulations and the availability and cost of capital. Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. Natural gas prices reached historic highs in 2005 and early 2006 but have declined in the second half of 2006. These recent declines in natural gas prices are beginning to have a negative impact on production activity, and if sustained, could lead to a material decrease in such production activity and ultimately to exploration activity.

        Because of these factors, even if new natural gas reserves are discovered in areas served by our assets, producers may choose not to develop those reserves. If we are not able to obtain new supplies of natural gas to replace the natural decline in volumes from existing wells due to reductions in drilling activity or competition, throughput on our pipelines and the utilization rates of our treating and processing facilities would decline, which could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you.

  We depend on third parties for the natural gas and refinery off-gas we process, and the NGLs we fractionate at our facilities, and a reduction in these quantities could reduce our revenues and cash flow.

        Although we obtain our supply of natural gas, refinery off-gas and NGLs from numerous third-party producers, a significant portion comes from a limited number of key producers/suppliers who are committed to us under processing contracts. According to these contracts or other supply arrangements, however, the producers are under no obligation to deliver a specific quantity of natural gas or NGLs to our facilities. If these key suppliers, or a significant number of other producers, were to decrease the supply of natural gas or NGLs to our systems and facilities for any reason, we could experience difficulty in replacing those lost volumes. Because our operating costs are primarily fixed, a reduction in the volumes of natural gas or NGLs delivered to us would result not only in a reduction of revenues, but also a decline in net income and cash flow of similar magnitude.

  We derive a significant portion of our revenues from our gas processing, transportation, fractionation and storage agreements with MarkWest Hydrocarbon, and its failure to satisfy its payment or other obligations under these agreements could reduce our revenues and cash flow.

        MarkWest Hydrocarbon accounts for a significant portion of our revenues and net operating margin. These revenues and margins are generated by the volumes of natural gas contractually committed to MarkWest Hydrocarbon by certain producers in the Appalachian region, as well as the fees generated from processing, transportation, fractionation and storage services provided to MarkWest Hydrocarbon. We expect to derive a significant portion of our revenues and net operating margin from the services we provide under our contracts with MarkWest Hydrocarbon for the foreseeable future. Any default or nonperformance by MarkWest Hydrocarbon could significantly reduce our revenues and cash flows. Thus, any factor or event adversely affecting MarkWest Hydrocarbon's business, creditworthiness or its ability to perform under its contracts with us, or its other contracts related to our business, could also adversely affect us.

  The fees charged to third parties under our gathering, processing, transmission, transportation, fractionation and storage agreements may not escalate sufficiently to cover increases in costs. The agreements may not be renewed or may be suspended in some circumstances.

        Our costs may increase at a rate greater than the fees we charge to third parties. Furthermore, third parties may not renew their contracts with us. Additionally, some third parties' obligations under their agreements with us may be permanently or temporarily reduced due to certain events, some of which are beyond our control, including force majeure events wherein the supply of either natural gas, NGLs or crude oil are curtailed or cut off. Force majeure events include (but are not limited to): revolutions, wars, acts of enemies, embargoes, import or export restrictions, strikes, lockouts, fires, storms, floods, acts of God, explosions, mechanical or physical failures of equipment or our facilities or facilities of third parties. If the escalation of fees is insufficient to cover increased costs, if third parties do not renew or extend their contracts with us or if any third party suspends or terminates its contracts with us, our financial results would suffer.

  We are exposed to the credit risks of our key customers, and any material nonpayment or nonperformance by our key customers could reduce our ability to make distributions to our unitholders.

        We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any material nonpayment or nonperformance by our key customers could reduce our ability to make distributions to our unitholders. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to us.

  We may not be able to retain existing customers, or acquire new customers, which would reduce our revenues and limit our future profitability.

        The renewal or replacement of existing contracts with our customers at rates sufficient to maintain current revenues and cash flows depends on a number of factors beyond our control, including competition from other gatherers, processors, pipelines, fractionators, and the price of, and demand for, natural gas, NGLs and crude oil in the markets we serve. Our competitors include large oil, natural gas, refining and petrochemical companies, some of which have greater financial resources, more numerous or greater capacity pipelines, processing and other facilities, and greater access to natural gas and NGL supplies than we do. Additionally, our customers that gather gas through facilities that are not otherwise dedicated to us may develop their own processing and fractionation facilities in lieu of using our services. Certain of our competitors may also have advantages in competing for acquisitions, or other new business opportunities, because of their financial resources and synergies in operations.

        As a consequence of the increase in competition in the industry, and the volatility of natural gas prices, end-users and utilities are reluctant to enter into long-term purchase contracts. Many end-users purchase natural gas from more than one natural gas company and have the ability to change providers at any time. Some of these end-users also have the ability to switch between gas and alternative fuels in response to relative price fluctuations in the market. Because there are numerous companies of greatly varying size and financial capacity that compete with us in the marketing of natural gas, we often compete in the end-user and utilities markets primarily on the basis of price. The inability of our management to renew or replace our current contracts as they expire and to respond appropriately to changing market conditions could affect our profitability. For more information regarding our competition, please read "Item 1. Business — Industry Overview" as set forth in our most recent Annual Report on Form 10-K incorporated by reference herein.

  Our profitability is affected by the volatility of NGL product and natural gas prices.

        We are subject to significant risks associated with frequent and often substantial fluctuations in commodity prices. In the past, the prices of natural gas and NGLs have been extremely volatile, and we expect this volatility to continue. The NYMEX daily settlement price of natural gas for the prompt month contract in 2005 ranged from a high of $15.38 per MMBtu to a low of $5.79 per MMBtu in 2005. In the first nine months of 2006, the same index ranged from a high of $11.23 per MMBtu to a low of $4.20 per MMBtu. A composite of the weighted monthly average NGLs price at our Appalachian facilities based on our average NGLs composition in 2005 ranged from a high of approximately $1.25 per gallon to a low of $0.83 per gallon. In the first nine months of 2006, the same composite ranged from approximately $1.31 per gallon to approximately $1.02 per gallon. The markets and prices for natural gas and NGLs depend upon factors beyond our control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions and other factors, including:

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  the level of domestic oil, natural gas and NGL production;

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  demand for natural gas and NGL products in localized markets;

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  imports of crude oil, natural gas and NGLs;

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  seasonality;

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  the condition of the U.S. economy;

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  political conditions in other oil-producing and natural gas-producing countries; and

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  domestic government regulation, legislation and policies.

        Our net operating margins under various types of commodity-based contracts are directly affected by changes in NGL product prices and natural gas prices, thus are more sensitive to volatility in commodity prices than our fee-based contracts. Additionally, our purchase and resale of gas in the ordinary course of business exposes us to significant risk of volatility in gas prices due to the potential difference in the time of the purchases and sales, and the potential existence of a difference in the gas price associated with each transaction.

  Our commodity derivative activities may reduce our earnings, profitability and cash flows.

        Our operations expose us to fluctuations in commodity prices. We utilize derivative financial instruments related to the future price of crude oil, natural gas and certain NGLs with the intent of reducing volatility in our cash flows due to fluctuations in commodity prices.

        The extent of our commodity price exposure is related largely to the effectiveness and scope of our derivative activities. We have a policy to enter into derivative transactions related to only a portion of the volume of our expected production or fuel requirements and, as a result, we will continue to have direct commodity price exposure to the unhedged portion. Please read "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risk" as set forth in our most recent Annual Report on Form 10-K incorporated by reference herein. Our actual future production or fuel requirements may be significantly higher or lower than we estimate at the time we enter into derivative transactions for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, resulting in a substantial diminution of our liquidity. As a result of these factors, our hedging activities may not be as effective as we intend in reducing the volatility of our cash flows, and in certain circumstances may actually increase the volatility of our cash flows. In addition, our hedging activities are subject to the risks that a counterparty may not perform its obligation under the applicable derivative instrument, the terms of the derivative instruments are imperfect, and our hedging policies and procedures are not properly followed. It is possible that the steps we take to monitor our derivative financial instruments may not detect and prevent violations of our risk management policies and procedures, particularly if deception or other intentional misconduct is involved. For further information about our risk management policies and procedures, please read "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operation — Quantitative and Qualitative Disclosures About Market Risk — Commodity Price Risk and Our Risk Management Policy" as set forth in our most recent Annual Report on Form 10-K incorporated by reference herein.

  We have found material weaknesses in our internal controls that require remediation and concluded, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, that our internal controls over financial reporting at December 31, 2005, 2004 and 2003, were not effective. If we fail to remediate any material weaknesses, we could be unable to provide timely and reliable financial information, which could have a material adverse effect on our business, results of operations or financial condition.

        We have identified, and the audit report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Deloitte & Touche LLP as of December 31, 2005 confirmed the presence of, material weaknesses in our internal controls over financial reporting. In particular, our control environment did not sufficiently promote effective internal control over financial reporting through the management structure to prevent a material misstatement. Furthermore, we did not have adequate internal controls and processes in place to allow independent validation of data or control and review of our management's assertions with respect to the completeness, accuracy and validity of commodity derivative transactions.

        In addition, we and KPMG LLP, our independent registered public accounting firm at that time, identified material weaknesses in our internal control over financial reporting as of December 31, 2004. Additionally, PwC, our independent registered public accounting firm at the time, identified certain deficiencies in our internal accounting controls as of December 31, 2003. Considered collectively, these deficiencies may have constituted a material weakness in our internal controls pursuant to standards established by the American Institute of Certified Public Accountants. For a further discussion of these material weaknesses, please read "Item 7. Managements Discussion and Analysis of Financial Condition and Results of Operations — Overview — Material Weaknesses Reported for the Years Ended December 31, 2005, 2004 and 2003" as set forth in our most recent Annual Report on Form 10-K incorporated by reference herein.

        The full impact of our efforts to remediate the identified material weaknesses had not been realized as of December 31, 2005 and may not be sufficient to maintain effective internal controls in the future. We may not be able to implement and maintain adequate controls over our financial processes and reporting, which may require us to restate our financial statements in the future. In addition, we may discover additional past, ongoing or future material weaknesses or significant deficiencies in our financial reporting system in the future. Any failure to implement new controls, or difficulty encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could result in a lower trading price of our common units.

  We are subject to operating and litigation risks that may not be covered by insurance.

        Our industry is subject to numerous operating hazards and risks incidental to processing, transporting, fractionating and storing natural gas and NGLs, and to transporting and storing crude oil. These include:

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  damage to pipelines, plants, related equipment and surrounding properties caused by floods, hurricanes and other natural disasters;

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  inadvertent damage from construction and farm equipment;

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  leakage of crude oil, natural gas, NGLs and other hydrocarbons;

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  fires and explosions; and

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  other hazards, including those associated with high-sulfur content, or sour gas, that could also result in personal injury and loss of life, pollution and suspension of operations.

        As a result, we may be a defendant in various legal proceedings and litigation arising from our operations. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. Market conditions could cause certain insurance premiums and deductibles to become unavailable, or available only for reduced amounts of coverage. For example, insurance carriers now require broad exclusions for losses due to war risk and terrorist acts. In addition, insurance carriers have indicated hurricane insurance premiums may increase significantly and policy limits may be significantly reduced. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position.

  Transportation on certain of our pipelines may be subject to federal or state rate and service regulation, and the imposition and/or cost of compliance with such regulation could adversely affect our profitability.

        Some of our gas, liquids and crude oil transmission operations are subject to rate and service regulations under FERC or various state regulatory bodies, depending upon jurisdiction. FERC generally regulates the transportation of natural gas and oil in interstate commerce, and FERC's regulatory authority includes: facilities construction, acquisition, extension or abandonment of services or facilities; accounts and records; and depreciation and amortization policies. Intrastate natural gas pipeline operations and transportation on proprietary natural gas or petroleum products pipelines are generally not subject to regulation by FERC, and the Natural Gas Act ("NGA") specifically exempts some gathering systems. Yet such operations may still be subject to regulation by various state agencies. The applicable statutes and regulations generally require that our rates and terms and conditions of service provide no more than a fair return on the aggregate value of the facilities used to render services. We cannot assure you that FERC will not at some point determine that such gathering and transportation services are within its jurisdiction, and regulate such services. FERC rate cases can involve complex and expensive proceedings. For more information regarding regulatory matters that could affect our business, please read "Item 1. Business — Regulatory Matters" as set forth in our most recent Annual Report on Form 10-K incorporated by reference herein.

  If we are unable to obtain new rights-of-way or the cost of renewing existing rights-of-way increases, then we may be unable to fully execute our growth strategy and our cash flows could be adversely affected.

        The construction of additions to our existing gathering assets may require us to obtain new rights-of-way prior to constructing new pipelines. We may be unable to obtain such rights-of-way to connect new natural gas supplies to our existing gathering lines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for us to obtain new rights-of-way or to renew existing rights-of-way. If the cost of obtaining new rights-of-way or renewing existing rights-of-way increases, then our cash flows could be adversely affected.

  We are indemnified for liabilities arising from an ongoing remediation of property on which our facilities are located and our results of operation and our ability to make payments of principal and interest on the notes could be adversely affected if the indemnifying party fails to perform its indemnification obligation.

        Columbia Gas is the previous or current owner of the property on which our Kenova, Boldman, Cobb and Kermit facilities are located and is the previous operator of our Boldman and Cobb facilities. Columbia Gas has been or is currently involved in investigatory or remedial activities with respect to the real property underlying the Boldman and Cobb facilities pursuant to an "Administrative Order by Consent for Removal Actions" entered into by Columbia Gas and the U.S. Environmental Protection Agency and, in the case of the Boldman facility, an "Agreed Order" with the Kentucky Natural Resources and Environmental Protection Cabinet.

        Columbia Gas has agreed to retain sole liability and responsibility for, and to indemnify MarkWest Hydrocarbon against, any environmental liabilities associated with these regulatory orders or the real property underlying these facilities to the extent such liabilities arose prior to the effective date of the agreements pursuant to which such properties were acquired or leased from Columbia Gas. At the closing of our initial public offering, MarkWest Hydrocarbon assigned us the benefit of its indemnity from Columbia Gas with respect to the Cobb, Boldman and Kermit facilities. While we are not a party to the agreement under which Columbia Gas agreed to indemnify MarkWest Hydrocarbon with respect to the Kenova facility, MarkWest Hydrocarbon has agreed to provide to us the benefit of its indemnity, as well as any other third party environmental indemnity of which it is a beneficiary. MarkWest Hydrocarbon has also agreed to provide us an additional environmental indemnity pursuant to the terms of the Omnibus Agreement. Our results of operation and our ability to make cash distributions to our unitholders could be adversely affected if in the future either Columbia Gas or MarkWest Hydrocarbon fails to perform under the indemnification provisions of which we are the beneficiary.

  Our business is subject to federal, state and local laws and regulations with respect to environmental, safety and other regulatory matters, and the violation of, or the cost of compliance with, such laws and regulations could adversely affect our profitability.

        Numerous governmental agencies enforce comprehensive and stringent laws and regulations on a wide range of environmental, safety and other regulatory matters. We could be adversely affected by increased costs due to stricter pollution-control requirements or liabilities resulting from non-compliance with operating or other regulatory permits. New environmental laws and regulations might adversely influence our products and activities. Federal, state and local agencies also could impose additional safety requirements, any of which could affect our profitability. In addition, we face the risk of accidental releases or spills associated with our operations. These could result in material costs and liabilities, including those relating to claims for damages to property and persons. Our failure to comply with environmental or safety-related laws and regulations could result in administrative, civil and criminal penalties, the imposition of investigatory and remedial obligations and even injunctions that restrict or prohibit our operations. For more information regarding the environmental, safety and other regulatory matters that could affect our business, please read "Item 1. Business — Regulatory Matters," "Item 1. Business — Environmental Matters," and "Item 1. Business — Pipeline Safety Regulations" each as set forth in our most recent Annual Report on Form 10-K incorporated by reference herein.

  The amount of gas we process, gather and transmit, or the crude oil we gather and transport, may be reduced if the pipelines to which we deliver the natural gas or crude oil cannot, or will not, accept the gas or crude oil.

        All of the natural gas we process, gather and transmit is delivered into pipelines for further delivery to end-users. If these pipelines cannot, or will not, accept delivery of the gas due to downstream constraints on the pipeline, we will be forced to limit or stop the flow of gas through our pipelines and processing systems. In addition, interruption of pipeline service upstream of our processing facilities would likewise limit or stop flow through our processing facilities. Likewise, if the pipelines into which we deliver crude oil are interrupted, we will be limited in, or prevented from conducting, our crude oil transportation operations. Any number of factors beyond our control could cause such interruptions or constraints on pipeline service, including necessary and scheduled maintenance, or unexpected damage to the pipeline. Because our revenues and net operating margins depend upon (1) the volumes of natural gas we process, gather and transmit, (2) the throughput of NGLs through our transportation, fractionation and storage facilities and (3) the volume of crude oil we gather and transport, any reduction of volumes could result in a material reduction in our net operating margin.

  Our business would be adversely affected if operations at any of our facilities were interrupted.

        Our operations depend upon the infrastructure that we have developed, including processing and fractionation plants, storage facilities, and various means of transportation. Any significant interruption at these facilities or pipelines, or our inability to transmit natural gas or NGLs, or transport crude oil to or from these facilities or pipelines for any reason, would adversely affect our results of operations. Operations at our facilities could be partially or completely shut down, temporarily or permanently, as the result of circumstances not within our control, such as:

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  unscheduled turnarounds or catastrophic events at our physical plants;

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  labor difficulties that result in a work stoppage or slowdown; and

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  a disruption in the supply of crude oil to our crude oil pipeline, natural gas to our processing plants or gathering pipelines, or a disruption in the supply of NGLs to our transportation pipeline and fractionation facility.

  Due to our lack of asset diversification, adverse developments in our gathering, processing, transportation, transmission, fractionation and storage businesses would reduce our ability to make distributions to our unitholders.

        We rely exclusively on the revenues generated from our gathering, processing, transportation, transmission, fractionation and storage businesses. An adverse development in one of these businesses would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

  As a result of damage caused by Hurricanes Katrina and Rita in the Gulf of Mexico and Gulf Coast regions, insurance costs related to oil and gas assets in these regions have increased significantly. We may be unable to obtain insurance on our interest in Starfish at rates we consider reasonable.

        During 2005, Hurricanes Katrina and Rita caused severe and widespread damage to oil and gas assets in the Gulf of Mexico and Gulf Coast regions. The loss to both offshore and onshore assets resulting from the hurricanes has led to substantial insurance claims within the oil and gas industry. Along with other industry participants, we expect insurance costs to increase within this region as a result of these developments. We have renewed our insurance coverage relating to Starfish and mitigated a portion of the cost increase by reducing our coverage and broadening the self-insurance element of our overall coverage. In the future, we may be unable to obtain adequate insurance on our interest in Starfish at rates we consider reasonable and as a result may experience losses that are not insured or that exceed the maximum limits under our insurance policies. If a significant negative event that is not fully insured occurs with respect to Starfish, it could materially and adversely affect our financial condition and results of operations.

  A shortage of skilled labor may make it difficult for us to maintain labor productivity, and competitive costs and could adversely affect our profitability.

        Our operations require skilled and experienced laborers with proficiency in multiple tasks. In recent years, a shortage of workers trained in various skills associated with the midstream energy business has caused us to conduct certain operations without full staff, which decreases our productivity and increases our costs. This shortage of trained workers is the result of the previous generation's experienced workers reaching the age for retirement, combined with the difficulty of attracting new laborers to the midstream energy industry. Thus, this shortage of skilled labor could continue over an extended period. If the shortage of experienced labor continues or worsens, it could have an adverse impact on our labor productivity and costs and our ability to expand production in the event there is an increase in the demand for our products and services, which could adversely affect our profitability.

Risks Related to Our Partnership Structure

  Cost reimbursements and fees due our general partner may be substantial and reduce our cash available for distribution to unitholders.

        Prior to making any distribution on the common units, we reimburse our general partner for all expenses it incurs on our behalf. Our general partner has sole discretion in determining the amount of these expenses. Our general partner and its affiliates also may provide us other services for which we will be charged fees.

  MarkWest Hydrocarbon and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of the unitholders.

        MarkWest Hydrocarbon and its affiliates own and control our general partner. MarkWest Hydrocarbon and its affiliates also own a significant limited partner interest in us. A number of officers and employees of MarkWest Hydrocarbon and our general partner also own interests in us. Conflicts of interest may arise between MarkWest Hydrocarbon and its affiliates, including us and our general partner. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates including our general partner on the one hand, and us and our unitholders, on the other hand. These conflicts include, among others, the following situations:

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  Employees of MarkWest Hydrocarbon who provide services to us also devote significant time to the businesses of MarkWest Hydrocarbon and are compensated by MarkWest Hydrocarbon for these services.

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  Neither our Partnership Agreement nor any other agreement requires MarkWest Hydrocarbon to pursue a future business strategy that favors us or utilizes our assets for processing, transportation or fractionation services we provide. MarkWest Hydrocarbon's directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of MarkWest Hydrocarbon.

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  Our general partner is allowed to take into account the interests of other parties, such as MarkWest Hydrocarbon, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders.

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  Our general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty. As a result of purchasing units, our unitholders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law.

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  Our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including the processing, transportation and fractionation agreements with MarkWest Hydrocarbon.

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  Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

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  In some instances, our general partner may cause us to borrow funds in order to make cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units or to make incentive distributions or to hasten the conversion of subordinated units.

  •
  Our Partnership Agreement gives our general partner broad discretion in establishing financial reserves for the proper conduct of our business. These reserves also will affect the amount of cash available for distribution. Our general partner may establish reserves for distribution on the subordinated units, but only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on the common units for the following four quarters.

  •
  Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership securities and reserves, each of which can affect the amount of cash that is distributed to our unitholders.

  •
  Our general partner determines which costs incurred by MarkWest Hydrocarbon and its affiliates are reimbursable by us.

  •
  Our Partnership Agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.

  MarkWest Hydrocarbon and its affiliates are not limited in their ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses and which in turn could adversely affect our results of operations and cash available for distribution to our unitholders.

        Neither our partnership agreement nor the omnibus agreement among us, MarkWest Hydrocarbon and others prohibits MarkWest Hydrocarbon and its affiliates from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, MarkWest Hydrocarbon and its affiliates may acquire, construct or dispose of additional midstream or other assets in the future, without any obligation to offer us the opportunity to purchase or construct any of those assets.

MarkWest Hydrocarbon is a large, established participant in the midstream energy business and has significantly greater resources and experience than we have, which may make it more difficult for us to compete with it with respect to commercial activities as well as for acquisition candidates. As a result, competition from these entities could adversely impact our results of operations and cash available for distribution. Please read "Conflicts of Interest and Fiduciary Duties."

  Unitholders have less ability to elect or remove management than holders of common stock in a corporation.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business, and therefore limited ability to influence management's decisions regarding our business. Unitholders did not elect our general partner or its board of directors, and have no right to elect our general partner or its board of directors on an annual or other continuing basis.

        MarkWest Hydrocarbon and its affiliates choose the board of directors of our general partner. The directors of our general partner also have a fiduciary duty to manage our general partner in a manner beneficial to its members, MarkWest Hydrocarbon and its affiliates.

        Furthermore, if unitholders are dissatisfied with the performance of our general partner, they have little ability to remove our general partner. First, our general partner generally may not be removed except upon the vote of the holders of at least 66 2/3% of the outstanding units voting together as a single class. Also, if our general partner is removed without cause during the subordination period, and units held by MarkWest Hydrocarbon and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units, and any existing arrearages on the common units will be extinguished. A removal under these circumstances would adversely affect the common unitholders by prematurely eliminating their contractual right to distributions over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests.

        Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of the unitholders' dissatisfaction with its performance in managing our partnership will most likely result in the termination of the subordination period.

        Unitholders' voting rights are restricted by the Partnership Agreement provision. It states that any units held by a person who owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot be voted on any matter. In addition, the Partnership Agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

        These provisions may discourage a person or group from attempting to remove our general partner or otherwise change our management. As a result of these provisions, the price at which the common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

  The control of our general partner may be transferred to a third party, and that party could replace our current management team, in each case without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger, or in a sale of all or substantially all of its assets, without the consent of the unitholders. Furthermore, there is no restriction in the Partnership Agreement on the ability of the owners of our general partner from transferring their ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices, and to control the decisions taken by the board of directors and officers.

  Our general partner's absolute discretion in determining the level of cash reserves may adversely affect our ability to make cash distributions to our unitholders.

        Our Partnership Agreement requires our general partner to deduct from operating surplus cash reserves that, in its reasonable discretion, are necessary to fund our future operating expenditures. In addition, the Partnership Agreement permits our general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party, or to provide funds for future distributions to partners. These cash reserves will affect the amount of cash available for distribution to our unitholders.

  We do not have any employees and rely solely on employees of MarkWest Hydrocarbon and its affiliates who serve as our agents.

        MarkWest Hydrocarbon and its affiliates conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the employees who provide services to our general partner. If the employees of MarkWest Hydrocarbon and its affiliates do not devote sufficient attention to the management and operation of our business, our financial results may suffer, and our ability to make distributions to our unitholders may be reduced.

  We may issue additional common units without your approval, which would dilute your ownership interests.

        During the subordination period, our general partner, without the approval of our unitholders, may cause us to issue up to 1,207,500 additional common units. Our general partner, without unitholder approval, may also cause us to issue an unlimited number of additional common units or other equity securities of equal rank with the common units, in several circumstances. These include:

  •
  the issuance of common units in connection with acquisitions or capital improvements that increase cash flow from operations per unit on a pro forma basis;

  •
  the conversion of subordinated units into common units;

  •
  the conversion of units of equal rank with the common units into common units under some circumstances;

  •
  the conversion of the general partner interest and the incentive distribution rights into common units as a result of the withdrawal of our general partner;

  •
  issuances of common units under our long-term incentive plan; or

  •
  issuances of common units to repay indebtedness, the cost of servicing which is greater than the distribution obligations associated with the units issued in connection with the debt's retirement.

        The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

  •
  our unitholders' proportionate ownership interest in us will decrease;

  •
  the amount of cash available for distribution on each unit may decrease;

  •
  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

  •
  the relative voting strength of each previously outstanding unit may be diminished;

  •
  the market price of the common units may decline; and

  •
  the ratio of taxable income to distributions may increase.

        After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of our unitholders. Our Partnership Agreement does not give our unitholders the right to approve our issuance of equity securities ranking junior to the common units at any time.

  Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

        If at any time more than 80% of the outstanding common units are owned by our general partner and its affiliates, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units.

  You may not have limited liability if a court finds that unitholder action constitutes control of our business.

        Under Delaware law, you could be held liable for our obligations as a general partner if a court determined that the right or the exercise of the right by our unitholders as a group to remove or replace our general partner, to approve some amendments to the Partnership Agreement, or to take other action under our Partnership Agreement was considered participation in the "control" of our business.

        Our general partner usually has unlimited liability for our obligations, such as its debts and environmental liabilities, except for those of our contractual obligations that are expressly made without recourse to our general partner.

        In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution.

Tax Risks to Common Unitholders

        In addition to reading the following risk factors, you should read "Material Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

  Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation or if we become subject to a material amount of entity-level taxation for state tax purposes, it would reduce the amount of cash available for distribution to you.

        The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

        Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we will be subject to a new entity level tax on the portion of our income that is generated in Texas beginning in our tax year that ends December 31, 2007. Specifically, the Texas margin tax will be imposed at a maximum effective rate of 1.0% of our gross income apportioned to Texas. Imposition of such a tax on us by Texas, or any other state, will reduce the cash available for distribution to you.

        Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts will be adjusted to reflect the impact of that law on us.

  If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to you.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take. A court may not agree with some or all of our counsel's conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

  You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

        Because our unitholders will be treated as partners to whom we will allocate taxable income which could be different in amount than the cash we distribute, you will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you receive no cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from that income.

  Tax gain or loss on disposition of our common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income. In addition, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

  Tax-exempt entities and foreign persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal tax returns and pay tax on their share of our taxable income. If you are a tax exempt entity or a foreign person, you should consult your tax advisor before investing in our common units.

  We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read "Material Tax Consequences — Tax Consequences of Unit Ownership — Section 754 Election" for a further discussion of the effect of the depreciation and amortization positions we adopted.

  The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read "Material Tax Consequences — Disposition of Common Units — Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

  You will likely be subject to state and local taxes and return filing requirements in states where you do not live as a result of investing in our common units.

        In addition to federal income taxes, you will likely be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if you do not live in any of those jurisdictions. You will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We currently do business or own property in nine states, most of which impose income taxes. As we make acquisitions or expand our business, we may own assets or conduct business in additional states that impose a personal income tax. It is your responsibility to file all United States federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of securities covered by this prospectus for general corporate purposes, which may include, among other things:

  •
  paying or refinancing all or a portion of our indebtedness outstanding at the time; and

  •
  funding working capital, capital expenditures or acquisitions.

        The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIOS OF EARNINGS TO FIXED CHARGES

        The table below sets forth the Ratios of Earnings to Fixed Charges for the Partnership for the periods indicated. On May 24, 2002, the Partnership completed its initial public offering whereby the Partnership became successor to the business of the MarkWest Hydrocarbon Midstream Business (Midstream Business). As such, the period ended December 31, 2001 reflects the financial results of the Midstream Business.

	Year Ended December 31,
											Nine Months Ended September 30, 2006
	2001		2002		2003		2004		2005
RATIO OF EARNINGS TO FIXED CHARGES	3.79	x	3.77	x	2.07	x	1.57	x	1.15	x	2.35	x

        For purposes of computing the ratio of earnings to fixed charges, "earnings" is the aggregate of the following items:

  •
  pre-tax income or loss from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees;

  •
  plus fixed charges;

  •
  plus distributed income of equity investees;

  •
  less capitalized interest; and

  •
  less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

        The term "fixed charges" means the sum of the following:

  •
  interest expense and capitalized, including amortization of premiums, discounts and capitalized expenses related to indebtedness (excluding write-off of capitalized expenses related to indebtedness); and

  •
  an estimate of the interest within rental expense.

DESCRIPTION OF OUR DEBT SECURITIES

General

        The debt securities will be:

  •
  our direct general obligations;

  •
  either senior debt securities or subordinated debt securities; and

  •
  issued under separate indentures among us and Wells Fargo Bank, National Association, as Trustee.

        MarkWest Energy Partners, L.P. may issue debt securities in one or more series, and MarkWest Energy Finance Corp. may be a co-issuer of one or more series of debt securities. MarkWest Energy Finance Corp. was incorporated under the laws of the State of Delaware in 2004, is wholly-owned by MarkWest Energy Partners, L.P., and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities will be limited to co-issuing debt securities and engaging in other activities incidental thereto. When used in this section "Description of the Debt Securities," the terms "we," "us," "our" and "issuers" refer jointly to MarkWest Energy Partners, L.P. and MarkWest Energy Finance Corp., and the terms "MarkWest Energy Partners" and "MarkWest Finance" refer strictly to MarkWest Energy Partners, L.P. and MarkWest Energy Finance Corp., respectively.

        If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

        A prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  whether MarkWest Finance will be a co-issuer;

  •
  the guarantors of the debt securities, if any;

  •
  whether the debt securities are senior or subordinated debt securities;

  •
  the title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the assets, if any, that are pledged as security for the payment of the debt securities;

  •
  whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

  •
  the prices at which we will issue the debt securities;

  •
  the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

  •
  the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

  •
  the dates on which the principal of the debt securities will be payable;

  •
  the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

  •
  any conversion or exchange provisions;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  any changes to or additional events of default or covenants; and

  •
  any other terms of the debt securities.

        We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

        If specified in the prospectus supplement respecting a series of debt securities, the subsidiaries of MarkWest Energy Partners specified in the prospectus supplement will unconditionally guarantee to each holder and the Trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at stated maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series will be guaranteed by all subsidiaries other than "minor" subsidiaries as such term is interpreted in securities regulation governing financial reporting for guarantors. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

        The guarantees will be general obligations of the guarantors. Guarantees of subordinated debt securities will be subordinated to the Senior Indebtedness of the guarantors on the same basis as the subordinated debt securities are subordinated to the Senior Indebtedness of MarkWest Energy Partners.

Consolidation, Merger or Asset Sale

        Each indenture will, in general, allow us to consolidate or merge with or into another domestic entity. It will also allow each issuer to sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of the issuer's responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of the issuer's covenants in the indenture.

        However, each indenture will impose certain requirements with respect to any consolidation or merger with or into an entity, or any sale, lease, transfer or other disposition of all or substantially all of an issuer's assets, including:

  •
  the remaining or acquiring entity must be organized under the laws of the United States, any state or the District of Columbia;

  •
  the remaining or acquiring entity must assume the issuer's obligations under the indenture; and

  •
  immediately after giving effect to the transaction, no Default or Event of Default (as defined under "—Events of Default and Remedies" below) may exist.

        The remaining or acquiring entity will be substituted for the issuer in the indenture with the same effect as if it had been an original party to the indenture, and the issuer will be relieved from any further obligations under the indenture.

No Protection in the Event of a Change of Control

        Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

        We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the indenture or waiver may:

  •
  reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal of or change the fixed maturity of any debt security;

  •
  reduce or waive the premium payable upon redemption or alter or waive the provisions with respect to the redemption of the debt securities (except as may be permitted in the case of a particular series of debt securities);

  •
  reduce the rate of or change the time for payment of interest on any debt security;

  •
  waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

  •
  except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

  •
  make any debt security payable in currency other than that stated in the debt securities;

  •
  in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under those provisions;

  •
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of debt securities to receive payments of principal of or premium, if any, or interest on the debt securities;

  •
  waive a redemption payment with respect to any debt security (except as may be permitted in the case of a particular series of debt securities);

  •
  except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner that would adversely affect the rights of holders; or

  •
  make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

        We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

  •
  to establish the form of terms of any series of debt securities;

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to provide for the assumption of an issuer's or guarantor's obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer's or guarantor's assets;

  •
  in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of Senior Indebtedness of MarkWest Energy Partners;

  •
  to add or release guarantors pursuant to the terms of the indenture;

  •
  to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not, taken as a whole, adversely affect the rights under the indenture of any holder of debt securities;

  •
  to evidence or provide for the acceptance of appointment under the indenture of a successor Trustee;

  •
  to add any additional Events of Default; or

  •
  to secure the debt securities and/or the guarantees.

Events of Default and Remedies

        "Event of Default," when used in an indenture, will mean any of the following with respect to the debt securities of any series:

  •
  failure to pay when due the principal of or any premium on any debt security of that series;

  •
  failure to pay, within 60 days of the due date, interest on any debt security of that series;

  •
  failure to pay when due any sinking fund payment with respect to any debt securities of that series;

  •
  failure on the part of the issuers to comply with the covenant described under "—Consolidation, Merger or Asset Sale";

  •
  failure to perform any other covenant in the indenture that continues for 30 days after written notice is given to the issuers;

  •
  certain events of bankruptcy, insolvency or reorganization of an issuer; or

  •
  any other Event of Default provided under the terms of the debt securities of that series.

        An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

        If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in the aggregate principal amount of the debt securities of that series can rescind the declaration.

        Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

        Neither indenture will limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. Each indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Registration of Notes

        We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

        Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No Personal Liability

        None of the past, present or future partners, incorporators, managers, members, directors, officers, employees, unitholders or stockholders of either issuer, the general partner of MarkWest Energy Partners or any guarantor will have any liability for the obligations of the issuers or any guarantors under either indenture or the debt securities or for any claim based on such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective under federal securities laws, however.

Payment and Transfer

        The Trustee will initially act as paying agent and registrar under each indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

        If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the Trustee, unless the issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

        The Trustee and any paying agent will repay to us upon request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment as general creditors.

Exchange, Registration and Transfer

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

        We will not be required:

  •
  to issue, register the transfer of, or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or repurchase, or between a record date and the next succeeding interest payment date; or

  •
  to register the transfer of or exchange any debt security called for redemption or repurchase, except the unredeemed portion of any debt security we are redeeming or repurchasing in part.

Provisions Relating only to the Senior Debt Securities

        The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

  Subordinated Debt Securities Subordinated to Senior Indebtedness

        The subordinated debt securities will rank junior in right of payment to all of the Senior Indebtedness of MarkWest Energy Partners. "Senior Indebtedness" will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

  Payment Blockages

        The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

  •
  we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

  •
  we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness of MarkWest Energy Partners within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

  •
  any other default on any Senior Indebtedness of MarkWest Energy Partners occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

  No Limitation on Amount of Senior Debt

        The subordinated indenture will not limit the amount of Senior Indebtedness that MarkWest Energy Partners may incur, unless otherwise indicated in the prospectus supplement.

Book Entry, Delivery and Form

        The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the Trustee as custodian for The Depository Trust Company, New York, New York ("DTC"), and registered in the name of DTC's nominee, Cede & Co. This means that we will not issue certificates to each holder. Instead, one or more global debt securities will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

        Beneficial interests in global debt securities will be shown on, and transfers of beneficial interests in global debt securities will be made only through, records maintained by DTC and its participants.

        DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its Direct Participants are on file with the SEC.

        DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

        We will wire all payments on the global debt securities to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global debt securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

        It is DTC's current practice, upon receipt of any payment on the global debt securities, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by Direct Participants to owners of beneficial interests in the global debt securities, and voting by Direct Participants, will be governed by the customary practices between the Direct Participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the Direct Participants and not of DTC, the Trustee or us.

        Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and in either event a successor depositary is not appointed by us within 90 days; or

  •
  we determine not to require all of the debt securities of a series to be represented by a global debt security.

Satisfaction and Discharge; Defeasance

        Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

          (a)   either:

            (1)   all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

            (2)   all outstanding debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

          (b)   we have paid or caused to be paid all other sums payable by us under the indenture; and

          (c)   we have delivered an officers' certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

        The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

The Trustee

        Wells Fargo Bank, National Association will be the initial Trustee under each indenture. We maintain a banking relation in the ordinary course of business with Wells Fargo, National Association and some of its affiliates.

  Limitations on Trustee if it is a Creditor

        Each indenture will limit the right of the Trustee thereunder, in the event that it becomes a creditor of an issuer or guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

  Certificates and Opinions to be Furnished to Trustee

        Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of the indenture, every application by us for action by the Trustee must be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

Governing Law

        Each indenture and all of the debt securities will be governed by the laws of the State of New York.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

        General.    Within approximately 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

        Definition of Available Cash.    We define available cash in the glossary, and it generally means, for each fiscal quarter:

  •
  all cash on hand at the end of the quarter;

  •
  less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

  •
  provide for the proper conduct of our business;

  •
  comply with applicable law, any of our debt instruments, or other agreements; or

  •
  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

  •
  plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

        Minimum Quarterly Distribution.    Common units are entitled to receive distributions from operating surplus of $0.50 per quarter, or $2.00 on an annualized basis, before any distributions are paid on our subordinated units. There is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter, and we are prohibited from making any distributions to unitholders if it would cause an event of default under our credit facility. As reflected below, our definition of operating surplus contains a $6.3 million basket. This basket is a provision that enables us, if we choose, to distribute as operating surplus up to $6.3 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus.

        Contractual Restrictions on our Ability to Distribute Available Cash.    Our ability to distribute available cash is contractually restricted by the terms of our credit facility. Our credit facility contains covenants requiring us to maintain certain financial ratios and a minimum net worth. We are prohibited from making any distribution to unitholders if such distribution would cause an event of default or otherwise violate a covenant under our credit facility. In addition, our credit facility prohibits us from borrowing more than $0.75 per outstanding unit during any consecutive 12-month period for the purpose of making distributions to our unitholders. Our credit facility provides that any amount so borrowed must be repaid once annually. Please read "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations — Description of Credit Facility" as set forth in our most recent Annual Report on Form 10-K incorporated by reference herein.

Operating Surplus and Capital Surplus

        General.    All cash distributed to unitholders is characterized as either "operating surplus" or "capital surplus." We distribute available cash from operating surplus differently than available cash from capital surplus.

        Definition of Operating Surplus.    We define operating surplus in the glossary, and for any period it generally means:

  •
  $470,000 representing cash on hand at the closing of our initial public offering; plus

  •
  $6.3 million (as described above); plus

  •
  all of our cash receipts since the initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

  •
  working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

  •
  all of our operating expenditures since the initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; and less

  •
  the amount of cash reserves that our general partner deems necessary or advisable to provide funds for future operating expenditures.

        Definition of Capital Surplus.    We also define capital surplus in the glossary, and it is generally generated only by:

  •
  borrowings other than working capital borrowings;

  •
  sales of debt and equity securities; and

  •
  sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

        Characterization of Cash Distributions.    We treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. While we do not currently anticipate that we will make any distributions from capital surplus in the near term, we may determine that the sale or disposition of an asset or business owned or acquired by us may be beneficial to our unitholders. If we distribute to you the equity we own in a subsidiary or the proceeds from the sale of one of our businesses, such a distribution would be characterized as a distribution from capital surplus.

Subordination Period

        General.    During the subordination period, which we define below and in the glossary, the common units have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.50 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

        Definition of Subordination Period.    We define the subordination period in the glossary. The subordination period will extend until the first day of any quarter beginning after June 30, 2009 that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during each of the three immediately preceding, non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        Early Conversion of Subordinated Units.    Before the end of the subordination period, a portion of the subordinated units may convert into common units on a one-for-one basis immediately after the distribution of available cash to the partners in respect of any quarter ending on or after:

  •
  June 30, 2005 with respect to 20% of the subordinated units;

  •
  June 30, 2006 with respect to 20% of the subordinated units;

  •
  June 30, 2007 with respect to 20% of the subordinated units; and

  •
  June 30, 2008 with respect to 20% of the subordinated units.

        The early conversions will occur if at the end of the applicable quarter each of the following occurs:

  •
  distributions of available cash from operating surplus on each common unit and subordinated unit equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

However, the early conversion of the second, third or fourth 20% of the subordinated units may not occur until at least one year following the early conversion of the first, second or third 20% of the subordinated units, as the case may be. On each of August 15, 2005 and August 15, 2006, after meeting the financial tests set forth in our partnership agreement for the early conversion of the first and second 20% of the subordinated units, we completed the conversion, on a one-for-one basis, of 600,000 subordinated units into common units.

        In addition, on November 14, 2005, we completed the conversion, on a one-for-one basis, of 600,000 subordinated units into common units as a result of satisfying the following conditions in our partnership agreement:

  •
  distributions of available cash from operating surplus on each common unit and subordinated unit equaled or exceeded $2.50 for each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the adjusted operating surplus generated during each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of a distribution of $2.50 on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

  •
  there were no arrearages in payment of the minimum quarterly distribution on the common units.

        This additional early conversion was a one-time occurrence.

        In addition to the early conversion of subordinated units described above, we expect an additional 20% of the subordinated units to convert into common units on a one-for-one basis on November 15, 2006 as a result of satisfying the following conditions in our partnership agreement:

  •
  distributions of available cash from operating surplus on each common unit and subordinated unit equaled or exceeded $3.00 for each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the adjusted operating surplus generated during each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of a distribution of $3.00 on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        This additional early conversion is a one time occurrence.

        After the early conversion of an additional 600,000 subordinated units into common units on November 15, 2006, only 600,000 subordinated units will remain outstanding. Generally, the earliest possible date by which all subordinated units may be converted into common units is June 30, 2007.

        Definition of Adjusted Operating Surplus.    We define adjusted operating surplus in the glossary and for any period it generally means:

  •
  operating surplus generated during that period; less

  •
  any net increase in working capital borrowings during that period; less

  •
  any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period; plus

  •
  any net decrease in working capital borrowings during that period; and plus

  •
  any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

        Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

        Effect of Expiration of the Subordination Period.    Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal, the subordination period will end, any then-existing arrearages on the common units will terminate and each subordinated unit will immediately convert into one common unit.

Distributions of Available Cash from Operating Surplus During the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  First, 98% to the common unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  Second, 98% to the common unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  Thereafter, in the manner described in "— Incentive Distribution Rights" below.

Distributions of Available Cash from Operating Surplus After the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  First, 98% to all unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  Thereafter, in the manner described in "— Incentive Distribution Rights" below.

Incentive Distribution Rights

        Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

        If for any quarter:

  •
  we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

  •
  First, 98% to all unitholders, pro rata, and 2% to our general partner until each unit receives a total of $0.55 per unit for that quarter (the "first target distribution");

  •
  Second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.625 per unit for that quarter (the "second target distribution");

  •
  Third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.75 per unit for that quarter (the "third target distribution"); and

  •
  Thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

        In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution.

Target Amount of Quarterly Distribution

        The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of the unitholders and our general partner in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.50	98%	2%
First Target Distribution	up to $0.55	98%	2%
Second Target Distribution	above $0.55 up to $0.625	85%	15%
Third Target Distribution	above $0.625 up to $0.75	75%	25%
Thereafter	above $0.75	50%	50%

Distributions from Capital Surplus

        How Distributions from Capital Surplus Will Be Made.    We will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  First, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in the initial public offering, an amount of available cash from capital surplus equal to the initial public offering price;

  •
  Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

        Effect of a Distribution from Capital Surplus.    The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once we distribute capital surplus on a unit in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the holders of units, 48% to the holders of the incentive distribution rights and 2% to our general partner.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  target distribution levels;

  •
  unrecovered initial unit price;

  •
  the number of common units issuable during the subordination period without a unitholder vote; and

  •
  the number of common units into which a subordinated unit is convertible.

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distributions levels would each be reduced to 62% of their previous levels.

Distributions of Cash upon Liquidation

        General.    If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

        Manner of Adjustments for Gain.    The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

  •
  First, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

  •
  Second, 98% to the common unitholders, pro rata, and 2% to our general partner until the capital account for each common unit is equal to the sum of:

  (1)
  the unrecovered initial unit price for that common unit; plus

  (2)
  the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and plus

  (3)
  any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner until the capital account for each subordinated unit is equal to the sum of:

  (1)
  the unrecovered initial unit price on that subordinated unit; and

  (2)
  the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  Fourth, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our general partner, for each quarter of our existence;

  •
  Fifth, 85% to all unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

  •
  Sixth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence;

  •
  Thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second priority above and all of the third priority above will no longer be applicable.

        Manner of Adjustments for Losses.    Upon our liquidation, we will generally allocate any loss to our general partner and the unitholders in the following manner:

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  First, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to our general partner until the capital accounts of the subordinated unitholders have been reduced to zero;

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  Second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner until the capital accounts of the common unitholders have been reduced to zero; and

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  Thereafter, 100% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first priority above will no longer be applicable.

        Adjustments to Capital Accounts.    We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

MATERIAL TAX CONSEQUENCES

        This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based on current provisions of the Internal Revenue Code, existing and proposed regulations to the extent noted and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are to MarkWest Energy Partners and the operating partnership.

        This section does not address all federal income tax matters that affect us or the unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

        No ruling has been or will be requested from the IRS regarding any matter that affects us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

          (1)   the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "— Tax Consequences of Unit Ownership — Treatment of Short Sales");

          (2)   whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "— Disposition of Common Units — Allocations Between Transferors and Transferees"); and

          (3)   whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "— Tax Consequences of Unit Ownership — Section 754 Election").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, even if no cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of his adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 4% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating partnership for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based on the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations set forth below, MarkWest Energy Partners will be classified as a partnership and our operating company will be disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which counsel has relied are:

          (a)   Neither we nor the operating company has elected or will elect to be treated as a corporation; and

          (b)   For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The remainder of this section is based on Vinson & Elkins L.L.P.'s opinion that MarkWest Energy Partners will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of MarkWest Energy Partners will be treated as partners of MarkWest Energy Partners for federal income tax purposes. Also:

          (a)   assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

          (b)   unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of MarkWest Energy Partners for federal income tax purposes.

        As there is no direct or indirect controlling authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "— Tax Consequences of Unit Ownership — Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in MarkWest Energy Partners for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Cash distributions made by us to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of his tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "— Disposition of Common Units" below. To the extent that cash distributions made by us cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "— Limitations on Deductibility of Losses."

        Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having received his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions to him from us, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "— Disposition of Common Units — Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by or for five or fewer individuals or certain tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of his tax basis in his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment, or any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly-traded partnerships, or salary or active business income. Similarly, a unitholder's share of our net income may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributable to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or that incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of those distributions. If we have a net loss for the entire year, that amount of loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and then to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder who purchases common units in an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "— Tax Consequences of Unit Ownership — Section 754 Election" and "— Disposition of Common Units — Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "— Disposition of Common Units — Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

        Tax Rates.    In general, the highest effective United States federal income tax rate for individuals currently is 35% and the maximum United States federal income tax rate for net capital gains of an individual currently is 15% if the asset disposed of was held for more than twelve months at the time of disposition.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us and it belongs only to the purchaser and not to other unitholders. Please also read, however, "— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction." For purposes of this discussion, a unitholder's inside basis in our assets has two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Where the remedial allocation method is adopted (which we have adopted as to property other than certain goodwill properties), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property under Section 168 of the Internal Revenue Code to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. If we elect a method other than the remedial method with respect to a goodwill property, Treasury Regulation Section 1.197-2(g)(3) generally requires that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible, which includes goodwill property, should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the common unit. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. If we elect a method other than the remedial method, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the inside basis in such properties. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. If we elect a method other than the remedial method with respect to a goodwill property, the common basis of such property is not amortizable. Please read "— Tax Treatment of Operations — Uniformity of Units."

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed

Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "— Tax Treatment of Operations — Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "— Disposition of Common Units — Allocations Between Transferors and Transferees."

        Initial Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the general partner, its affiliates and our other unitholders. Please read "— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Because our general partner may determine not to adopt the remedial method of allocation with respect to any difference between the tax basis and the fair market value of goodwill immediately prior to this or any future offering, we may not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation or held by us at the time of any future offering. Please read "—Uniformity of Units". Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction" and "— Disposition of Common Units — Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum rate of 15%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

        Constructive Termination.    We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred.

Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the units. Please read "— Tax Consequences of Unit Ownership — Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). Please read "— Tax Consequences of Unit Ownership — Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "— Disposition of Common Units — Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective applicable rate, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names MarkWest Energy GP, L.L.C. as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (a)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b)   whether the beneficial owner is

            (1)   a person that is not a United States person,

            (2)   a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

            (3)   a tax-exempt entity;

          (c)   the amount and description of units held, acquired or transferred for the beneficial owner; and

          (d)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

          (1)   for which there is, or was, "substantial authority," or

          (2)   as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists but for which a reasonable basis for the tax treatment of such item exists, we must disclose the relevant facts on our return. In such a case, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," a term that in this context does not appear to include us.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "— Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

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  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "— Accuracy-related Penalties,"

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  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and

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  in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any "reportable transactions."

        Registration as a Tax Shelter.    We registered as a "tax shelter" under the law in effect at the time of our initial public offering and were assigned tax shelter registration number 0218400024. Issuance of a tax shelter registration number to us does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. The American Jobs Creation Act of 2004 (the "Jobs Act") repealed the tax shelter registration rules and replaced them with a new reporting regime. However, IRS Form 8271, as revised after the Jobs Act, nevertheless requires a unitholder to continue to report our tax shelter registration number on the unitholder's tax return for any year in which the unitholder claims any deduction, loss or other benefit, or reports any income, with respect to our common units. The IRS also appears to take the position that a unitholder who sells or transfers our common units after the Jobs Act must continue to provide our tax shelter registration number to the transferee. Unitholders are urged to consult their tax advisors regarding the application of the tax shelter registration rules.

State, Local and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in nine states, most of which impose income taxes. We may also own property or do business in other states in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder is urged to consider their potential impact on his investment in us. You may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement. You will be required, however, to file state income tax returns and to pay state income taxes in many of the states in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "— Tax Consequences of Unit Ownership — Entity-Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state or local tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him.

Tax Consequences of Ownership of Debt Securities

        A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth on the prospectus supplement relating to the offering of debt securities.

LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Vinson & Elkins L.L.P. and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements as of and for the year ended December 31, 2005 and management's report on the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated in this prospectus by reference from MarkWest Energy Partners, L.P.'s Amendment No. 2 to the Annual Report on Form 10-K/A for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of MarkWest Energy Partners, L.P. as of December 31, 2004 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated statements of operations, of comprehensive income, of changes in capital and cash flows for the year ended December 31, 2003 incorporated in this Prospectus by reference to Amendment No. 2 to the Annual Report on Form 10-K/A for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

5,000,000 Common Units
Representing Limited Partner Interests

PROSPECTUS SUPPLEMENT
April 8, 2008

Joint Book-Running Managers

LEHMAN BROTHERS

MORGAN STANLEY

RBC CAPITAL MARKETS

WACHOVIA SECURITIES

DEUTSCHE BANK SECURITIES
JPMORGAN